Exhibit 10.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

WEIGHT WATCHERS INTERNATIONAL, INC.,

SCW MERGER SUB, INC.

and

WEIGHTWATCHERS.COM, INC.

Dated as of June 13, 2005

i

Section 4.5	Interim Operations of Merger Sub
Section 4.6	Parent Company Common Stock, Warrant and Options
Section 4.7	Opinion of Financial Advisor

ARTICLE V	COVENANTS
Section 5.1	Conduct of Business of the Company
Section 5.2	Other Actions
Section 5.3	Access to Information; Confidentiality
Section 5.4	No Solicitation; No Public Offering
Section 5.5	Notices of Certain Events
Section 5.6	Directors’ and Officers’ Indemnification and Insurance
Section 5.7	Commercially Reasonable Efforts
Section 5.8	Consents; Filings; Further Action
Section 5.9	Public Announcements
Section 5.10	Fees, Costs and Expenses
Section 5.11	Defense of Litigation
Section 5.12	Tax Matters
Section 5.13	Maintenance and Prosecution of Intellectual Property
Section 5.14	Sarbanes-Oxley; Accounting
Section 5.15	Exercise of Warrants
Section 5.16	Charter Amendment and Exchange
Section 5.17	Financing
Section 5.18	Parent Company Options
Section 5.19	Waiver Under Credit Agreement

ARTICLE VI	CONDITIONS
Section 6.1	Conditions to Each Party’s Obligation to Effect the Merger
Section 6.2	Conditions to Obligations of Parent and Merger Sub
Section 6.3	Conditions to Obligations of the Company
Section 6.4	Frustration of Closing Conditions

ARTICLE VII	INDEMNIFICATION
Section 7.1	Survival of Representations and Warranties
Section 7.2	Indemnification by the Principal Company Stockholder and Other Holders
Section 7.3	Indemnification by Parent
Section 7.4	Procedure for Indemnification
Section 7.5	Limits on Indemnification
Section 7.6	Assignment of Claims; Contribution

ARTICLE VIII	TERMINATION, AMENDMENT AND WAIVER
Section 8.1	Termination by Mutual Consent
Section 8.2	Termination by Either Parent or the Company
Section 8.3	Termination by Parent

Section 8.4	Termination by the Company
Section 8.5	Effect of Termination
Section 8.6	Amendment
Section 8.7	Extension; Waiver
Section 8.8	Transfer Taxes

ARTICLE IX	MISCELLANEOUS
Section 9.1	Certain Definitions
Section 9.2	Interpretation
Section 9.3	Survival
Section 9.4	Governing Law
Section 9.5	Submission to Jurisdiction
Section 9.6	WAIVER OF JURY TRIAL
Section 9.7	Notices
Section 9.8	Entire Agreement
Section 9.9	No Third-Party Beneficiaries
Section 9.10	Rules of Construction
Section 9.11	Assignment
Section 9.12	Remedies
Section 9.13	Specific Performance
Section 9.14	Counterparts; Effectiveness

Exhibits

Exhibit A  Principal Stockholders Agreement

Exhibit B  Redemption Agreement

Exhibit C  Letter of Transmittal

Exhibit D  Escrow Agreement

INDEX OF DEFINED TERMS

Term	Section

2005 Business Plan	Section 5.1(e)
228 Notice	Section 3.4(a)
affiliated group	Section 3.14(a)
Agreement	Preamble
Annual Financial Statements	Section 3.6(a)
Appraisal Notice	Section 3.4(a)
Certificate of Merger	Section 1.3
Certificates	Section 2.1(c)
Charter Amendment	Section 5.15
Claimant	Section 7.4(a)
Code	Section 2.2(e)
Company	Preamble
Company Board Recommendation	Section 3.4(a)
Company Bylaws	Section 3.1
Company Charter	Section 3.1
Company Class B Common Stock	Section 2.1(d)
Company Common Stock	Recitals
Company Disclosure Letter	ARTICLE III
Company Intellectual Property	Section 3.16(a)
Company Option Plans	Section 2.4(a)
Company Plans	Section 3.13(a)
Company Stock Option	Section 2.4(a)
Confidentiality Agreement	Section 5.3(b)
Copyright Office	Section 5.13(b)
Credit Agreement	Section 5.19
Customer Information	Section 3.17
D&O Indemnified Parties	Section 5.6(a)
debt obligations	Section 3.9(a)(iii)
DGCL	Recitals
Dissenting Shares	Section 2.5(a)
Dissenting Stockholder	Section 2.5(a)
Effective Time	Section 1.3
Environmental Laws	Section 3.11
ERISA	Section 3.13(a)
Escrow Account	Section 2.3(a)
Escrow Agent	Section 2.3(a)
Escrow Agreement	Section 2.3(a)
Escrow Earnings	Section 2.3(a)
Escrow Fund	Section 2.3(a)
Exchange	Section 5.16
Excluded Shares	Section 2.1(b)
Financial Statements	Section 3.6(a)
Financing	Section 5.17

Term	Section

First Closing	Section 1.2(a)
First Closing Date	Section 1.2(a)
Foreign Plan	Section 3.13(b)
Governmental Consents	Section 6.1(c)
Governmental Entity	Section 6.1(c)
Holder Representative	Section 2.3(c)
HSR Act	Section 3.5
Indemnified Parties	Section 7.2(a)
Indemnifier	Section 7.4(a)
Interim Financial Statements	Section 3.6(a)
Invus	Section 1.7
IRS	Section 3.14(m)
Leased Property	Section 3.15(a)
Legal Action	Section 3.8
Letter of Transmittal	Section 2.2(c)(i)
Merger	Recitals
Merger Payments	Section 2.2(c)(iv)
Merger Sub	Preamble
Off-the-Shelf Software	Section 3.16(c)
Option Payment Procedures	Section 2.4(a)
Other Agreements	Section 8.6(b)
Other Holders	Section 2.3(c)
P/C Option Plan	Section 4.6
Parent	Preamble
Parent Company Options	Section 4.6
Paying Agent	Section 2.2(a)
Payment Fund	Section 2.2(b)
Permits	Section 3.10
Post-Signing Returns	Section 5.12(a)
Potential Contributor	Section 7.6(a)
Principal Company Stockholder	Recitals
Principal Stockholders Agreement	Recitals
Principal Stockholders Consent	Recitals
Privacy Policy	Section 3.17
Pro Rata Portion	Section 7.5(b)
Proportionate Damages	Section 7.2(a)
Redemption	Recitals
Redemption Agreement	Recitals
Second Closing	Section 1.2(b)
Second Closing Date	Section 1.2(b)
Secretary	Recitals
Section 3.9 Contracts	Section 3.9(a)
SOXA	Section 5.14
SOXA Obligations	Section 5.14
Stockholder Indemnified Parties	Section 7.3
Stockholders	Section 7.5(b)

v

Term	Section

Substitute Business Plan	Section 5.1(e)
Surviving Bylaws	Section 1.6
Surviving Charter	Section 1.5
Surviving Corporation	Section 1.1
Tax Sharing Agreements	Section 3.14(j)
Transfer Taxes	Section 8.8
Unregistered Holder	Section 2.2(c)(iii)
Unvested Stock Option	Section 2.4(b)
USPTO	Section 5.13(b)
Vested Stock Option	Section 2.4(a)
Waiver	Section 5.19
Warrants	Section 5.15

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of June 13, 2005 (this “Agreement”), by and among WEIGHT WATCHERS INTERNATIONAL, INC., a Virginia corporation (“Parent”), SCW MERGER SUB, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and WEIGHTWATCHERS.COM, INC., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the respective boards of directors of Merger Sub and the Company have approved and declared advisable, and the board of directors of Parent (based on the unanimous recommendation of the Special Committee) has approved, this Agreement and the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement.

WHEREAS, subject to certain exceptions, by virtue of the Merger, all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) will be converted into the right to receive the Initial Per Share Merger Consideration in cash on the terms and conditions set forth in this Agreement plus, subject to the contingencies and other provisions set forth in the Escrow Agreement and this Agreement, the Deferred Per Share Merger Consideration.  The Initial Per Share Merger Consideration plus the full amount of the Deferred Per Share Merger Consideration shall equal $25.21.

WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, Artal Luxembourg S.A. (the “Principal Company Stockholder”), the holder of shares of Company Common Stock representing a majority of the voting power of the capital stock of the Company, the Company and Parent are entering into an agreement (the “Principal Stockholders Agreement”), in the form attached hereto as Exhibit A pursuant to which the Principal Company Stockholder and Parent each agree, among other things, to take certain actions in furtherance of the Merger, including causing the execution and delivery of written consents in accordance with Section 228 of the DGCL (the “Principal Stockholders Consent”) by which the Principal Company Stockholder and Parent will consent to the adoption of this Agreement and the approval of the Merger and the Charter Amendment, without meeting, without prior notice and without any additional stockholder vote.

WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, the Principal Company Stockholder, the Company and Parent are entering into an agreement (the “Redemption Agreement”), in the form attached hereto as Exhibit B, pursuant to which the Principal Company Stockholder, the Company and Parent agree to, among other things, the repurchase by the Surviving Corporation (the “Redemption”) of the Principal Company Stockholder’s Common Stock, par value $0.01 per share, of the Surviving Corporation, on the terms and conditions set forth therein, which Common Stock the Principal Company Stockholder will receive in the Merger in accordance with Section 2.1(d).

WHEREAS, immediately following the execution and delivery of this Agreement, the Principal Company Stockholder and Parent will each execute a Principal Stockholders Consent and deliver it to the Secretary of the Company (the “Secretary”), and the Secretary shall certify and acknowledge that this Agreement has been adopted and the Merger has been approved by the written consent of the holders of a majority of the shares of the Company entitled to vote in accordance with Section 228 of the Delaware General Corporation Law (the “DGCL”).

WHEREAS, promptly following the execution and delivery of the Principal Stockholders Consent, notice shall be given by the Company to the holders of Company Common Stock entitled to receive such notice under Section 228(e) of the DGCL.

WHEREAS, certain capitalized terms used in this Agreement have the meanings specified in Section 9.1.

Accordingly, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

THE MERGER

Section 1.1             The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (a) Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall cease and the Company shall continue its corporate existence under Delaware law as the surviving corporation in the Merger (the “Surviving Corporation”) and (c) the Surviving Corporation shall become a majority owned subsidiary of Parent.

Section 1.2             Closings.

(a)           Subject to the satisfaction or waiver of all of the conditions to closing contained in ARTICLE VI, the closing of the Merger (the “First Closing”) shall take place (i) at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York, at 10:00 a.m. on July 1, 2005, effective as of July 2, 2005 or (ii) at such other place and time or on such other date as Parent and the Company may agree in writing.  The date on which the First Closing is deemed effective is herein referred to as the “First Closing Date.”

(b)           The closing of the Redemption shall occur as provided for in the Redemption Agreement (the “Second Closing”).  The date on which the Second Closing occurs is herein referred to as the “Second Closing Date.”

Section 1.3             Effective Time.  Immediately following the First Closing, Parent and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed, signed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL.  The Merger shall become effective at 23:59 (Eastern Time) on July 2, 2005 as set forth in the Certificate of Merger to be duly filed with the Secretary of State of the State of Delaware or at such other subsequent date or time as Parent and the Company may agree and specify in the Certificate of Merger in accordance with the DGCL (the “Effective Time”).

Section 1.4             Effects of the Merger.  The Merger shall have the effects set forth in Section 259 of the DGCL.

Section 1.5             Certificate of Incorporation.  The amended and restated certificate of incorporation of the Company in effect immediately prior to the Effective Time in the form agreed upon by Parent and the Company shall be, from and after the Effective Time, the certificate of incorporation of the Surviving Corporation (the “Surviving Charter”) until amended as provided in the Surviving Charter or by applicable Laws.

Section 1.6             Bylaws.  The bylaws of Merger Sub in effect immediately prior to the Effective Time in the form agreed upon by Parent and the Company shall be, from and after the Effective Time, the bylaws of the Surviving Corporation (the “Surviving Bylaws”) until amended as provided in the Surviving Charter, in the Surviving Bylaws or by applicable Laws.

Section 1.7             Directors.  From and after the Effective Time, Parent shall have the right to nominate a majority of the directors of the Surviving Corporation (which majority shall not include any Affiliates of the Principal Company Stockholder or of The Invus Group LLC (“Invus”), other than Persons who may be deemed to be Affiliates solely through being directors or officers of Parent) and the Principal Company Stockholder shall have the right to nominate the remaining directors (who may include Affiliates of the Principal Company Stockholder).  The number of directors of the Surviving Corporation, as well as the nomination procedure to carry out the agreement set forth in this Section 1.7, shall be as set forth in the Surviving Bylaws.

Section 1.8             Officers.  The officers of the Company immediately prior to the Effective Time, as agreed upon by Parent and the Company, shall be, from and after the Effective Time, the officers of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter, the Surviving Bylaws and the DGCL.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.1             Conversion of Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any shares of capital stock of Merger Sub or the Company:

(a)           Conversion of Merger Sub Capital Stock.  The sole share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become the number of fully paid and non-assessable shares of common stock, par value $0.01 per share, of the Surviving Corporation equal to the sum of (i) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (and after the Exchange) (other than Dissenting Shares, if any) (which shares of Company Common Stock are being converted pursuant to Section 2.1(c)), plus (ii) the number of Option Shares immediately prior to the Effective Time.

(b)           Cancellation of Treasury Stock.  Each share of Company Common Stock owned by the Company or any of its wholly-owned Subsidiaries immediately prior to the Effective Time shall cease to exist (collectively, the “Excluded Shares”), and no consideration shall be paid for those Excluded Shares.

(c)           Conversion of Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (and after the Exchange) (other than Dissenting Shares, if any) shall automatically be converted into the right to receive an amount per share in cash equal to the Initial Per Share Merger Consideration payable without interest in accordance with Section 2.2, plus, subject to the contingencies and other provisions set forth in the Escrow Agreement and Section 2.3, the Deferred Per Share Merger Consideration.  Upon receipt of the requisite shareholder approval and adoption of this Agreement and the Merger, all holders of Company Common Stock will be bound by the terms of this Agreement, including, without limitation, the terms of payment of the applicable amounts of the Initial Per Share Merger Consideration and the Deferred Per Share Merger Consideration.  All shares of Company Common Stock that have been converted pursuant to this Section 2.1(c) shall be cancelled automatically and shall cease to exist, and the holders of any certificates that immediately prior to the Effective Time represented those shares (“Certificates”) shall cease to have any rights with respect to each of those shares, other than the right to receive the Initial Per Share Merger Consideration upon surrender of their Certificates in accordance with Section 2.2 plus, subject to the contingencies and other provisions set forth in the Escrow Agreement and Section 2.3, the Deferred Per Share Merger Consideration.

(d)           Conversion of the Company Class B Common Stock.  Each share of Class B Common Stock, par value $0.01 per share, of the Company (the “Company Class B Common Stock”) issued and outstanding immediately prior to the Effective Time (and after the Exchange) shall be converted into and become one fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 2.2             Surrender of Certificates.

(a)           Paying Agent.  Prior to the Effective Time, (i) Parent and the Company shall select a bank or trust company, satisfactory to the Company in its reasonable discretion, to act as the paying agent in the Merger (the “Paying Agent”) and (ii) Parent shall enter into a paying agent agreement with the Paying Agent and the Company, the terms and conditions of which are satisfactory to the Company in its reasonable discretion.

(b)           Payment Fund.  Promptly following the Effective Time, Parent shall provide funds to the Paying Agent in an amount equal to the aggregate Initial Merger Consideration payable under Section 2.1(c) upon surrender of the Certificates (including shares represented by a book-entry account statement as described in Section 2.1(c)).  Such funds provided to the Paying Agent are referred to as the “Payment Fund.”

(c)           Payment Procedures.

(i)            Letter of Transmittal.  Promptly after the Effective Time, and to the extent not previously provided, Parent shall cause the Paying Agent to mail to each holder of record of Company Common Stock (A) a letter of transmittal in substantially the form attached as Exhibit C hereto (“Letter of Transmittal”) as may be amended by the Company prior to the Effective Time, specifying (x) that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of Certificates to the Paying Agent, (or, if such shares of Company Common Stock are held in book-entry or other uncertificated form, upon the entry through the Company of the surrender of such shares of Company Common Stock on a book-entry account statement (it being understood that any references in this Agreement to “Certificates” shall be deemed to include references to book-entry account statements relating to the ownership of such shares and any references to the surrender of Certificates shall include the surrender of such Company Common Stock on a book-entry account statement)), (y) that by signing the Letter of Transmittal such holder agrees to and confirms acknowledgment of the terms of the Merger, including, without limitation, the indemnification provisions set out in Article VII, the right to receive the applicable amount of Deferred Merger Consideration, the terms and conditions of the Escrow Agreement, the appointment of the Escrow Agent, the appointment of the Principal Company Stockholder as Holder Representative (upon the terms set out in this Agreement and the Escrow Agreement, including, without limitation, the release of the Principal Company Stockholder from any and all claims which they may have against the Principal Company Stockholder in connection with the Merger) and other transactions contemplated by this Agreement and (B) instructions for surrendering Certificates.

(ii)           Surrender of Certificates.  Upon surrender of a Certificate for cancellation to the Paying Agent, together with a duly executed Letter of Transmittal and any other documents required by the Paying Agent, the holder of that Certificate shall be entitled to receive in exchange therefor the product of (A) the number of shares of Company Common Stock evidenced by such Certificate and (B) the result of the Initial Per Share Merger Consideration plus, subject to the contingencies and other provisions set forth in the Escrow Agreement and Section 2.3, the Deferred Per Share Merger Consideration, less any required withholding of Taxes.  Any Certificates so surrendered shall be cancelled immediately.  No interest shall accrue or be paid on any amount payable upon surrender of Certificates.

(iii)          Unregistered Holders.  If any Merger Consideration is to be paid to a Person (“Unregistered Holder”) other than the Person in whose name the surrendered Certificate is registered, then the applicable amount of the Merger Consideration may be paid to such Unregistered Holder so long as (A) the surrendered Certificate is accompanied by all documents required to evidence and effect that transfer or the Unregistered Holder’s rights and (B) the Unregistered Holder requesting such payment (1) pays any applicable transfer Taxes or (2) establishes to the satisfaction of Parent and the Paying Agent that any such Taxes have already been paid or are not applicable.

(iv)          No Other Rights.  Until surrendered in accordance with this Section 2.2(c), each Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the amounts referred to in Section 2.2(c)(ii) (“Merger Payments”).  Any such amounts paid upon or following the surrender of any Certificate shall be deemed to have been paid in full satisfaction of all rights pertaining to that Certificate and the shares of Company Common Stock formerly represented by it.

(d)           Post-Closing Transfers.  The stock transfer books of the Surviving Corporation shall remain open following the First Closing.

(e)           Required Withholding.  Parent, the Surviving Corporation, the Paying Agent and the Escrow Agent shall be entitled to deduct and withhold from any Merger Payments payable under this Agreement such amounts as may be required to be deducted or withheld therefrom under (i) the Internal Revenue Code of 1986, as amended (the “Code”), or (ii) any applicable state, local or foreign Tax Laws.  To the extent that any amounts are so deducted and withheld, those amounts shall be treated as having been paid to the Person in respect of whom such deduction or withholding was made for all purposes under this Agreement.

(f)            No Liability.  None of Parent, the Surviving Corporation, Paying Agent or the Principal Company Stockholder shall be liable to any holder of Certificates for any amount properly paid to a public official under any applicable abandoned property, escheat or similar Laws.

(g)           Investment of Payment Fund.  The Paying Agent shall invest the Payment Fund as directed by Parent.  Any interest and other income resulting from such investment shall become a part of the Payment Fund, and any amounts in excess of the amounts payable under Section 2.1(c) shall be applied towards the fees and expenses of the Paying Agent, and thereafter shall be paid promptly to Parent.

(h)           Termination of Payment Fund.  Any portion of the Merger Payments that remains unclaimed by the holders of Certificates at the end of 18 months and one week after the Effective Time shall, subject to any funds held in escrow, be delivered by the Paying Agent to Parent upon demand.  Thereafter, any holder of Certificates who has not complied with this ARTICLE II shall look only to Parent for payment of the applicable Merger Payments.

(i)            Lost, Stolen or Destroyed Certificates.  If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in the form required by Parent as indemnity against any claim that may be made against Parent or Principal Company Stockholder on account of the alleged loss, theft or destruction of such Certificate, the Paying Agent shall pay the applicable Initial Merger Consideration to such Person in exchange for such lost, stolen or destroyed Certificate and the Principal Company Stockholder shall cause the Escrow Agent to pay the applicable Deferred Merger Consideration, on the basis, subject to the contingencies and in the manner set forth in the Escrow Agreement and Section 2.3.

Section 2.3             Escrow Fund; Payment of Deferred Merger Consideration.

(a)           At or prior to the Effective Time, Parent shall, or shall cause Merger Sub to, deposit with a bank or trust company satisfactory to the Company in its reasonable discretion (who may be the same as the Paying Agent) (the “Escrow Agent”), the Deferred Merger Consideration (as such amount may be increased or decreased from time to time in accordance with the terms of this Agreement and the Escrow Agreement, the “Escrow Fund”), which shall be held by the Escrow Agent in a separate bank account (the “Escrow Account”) pursuant to the terms of an escrow agreement, substantially in the form attached as Exhibit D to this Agreement, which is expressly incorporated into this Agreement as if set out here in full (the “Escrow Agreement”), to serve as a source of payment and/or remedy (as appropriate) as set forth in the Escrow Agreement.  The Escrow Account shall relate only to the funds payable to or by the Principal Company Stockholder and the Other Holders and in no event shall it relate to the Dissenting Stockholders nor shall any such Dissenting Stockholders have any rights in relation to the Deferred Merger Consideration or the Escrow Fund.  Subject to the terms of the Escrow Agreement, during the period in which the Escrow Fund is retained in the Escrow Account, all interest or other income earned from the investment of the Escrow Fund (the “Escrow Earnings”) shall be retained in the Escrow Account as additional Escrow Fund.

(b)           The Escrow Fund shall be held, invested and distributed by the Escrow Agent in accordance with the terms of the Escrow Agreement.

(c)           Appointment of Representative.  The Principal Company Stockholder will be, and hereby is, upon the receipt of the appropriate stockholder adoption of the Merger Agreement and approval of the Merger, appointed as the representative of (i) all Shareholders of Company Common Stock immediately prior to the Effective Time who are entitled to receive Merger Payments, both before and after the First Closing, (ii) the holders of Vested Stock Options immediately prior to the

Effective Time, and (iii) the holders of Unvested Stock Options immediately prior to the Effective Time ((i) and (ii) being collectively, the “Other Holders”) and shall be designated the holder representative (the “Holder Representative”) with the rights and obligations as set forth in this Agreement, the Letter of Transmittal and the Escrow Agreement.  Notice or communications to or from the Holder Representative pursuant to this Section 2.3 or the Escrow Agreement shall constitute notice to or from each of the Other Holders and the Unvested Stock Option holders.  The Holder Representative shall not be liable for any action taken or not taken as Holder Representative, and no Other Holder, Unvested Stock Option holder or any other Person shall have any cause of action against the Holder Representative for any action taken, decision made or instruction given by the Holder Representative under this Section 2.3 or the Escrow Agreement except for fraud or for willfully disregarding its duties as Holder Representative under this Agreement and the Escrow Agreement.  A decision, act, consent or instruction (or failure to take such actions) of the Holder Representative pursuant to this Section 2.3 or the Escrow Agreement shall constitute a decision of all the Other Holders and the Unvested Stock Option holders, and shall be final, binding and conclusive upon each of the Other Holders and the Unvested Stock Option holders, and Parent may rely upon any decision, act, consent or instruction of the Holder Representative for all purposes hereunder.  Parent shall not be a third party beneficiary under, or be entitled to any rights or remedies pursuant to, the Escrow Agreement.

Section 2.4             Stock Options.

(a)           The Company shall take all requisite action (through its Board of Directors or an appropriate committee thereof) so that, as of the Effective Time, each option (a “Company Stock Option”) awarded under the Company’s 2000 Stock Purchase and Option Plan and 2002 Stock Purchase and Option Plan (collectively, the “Company Option Plans”) to acquire shares of Company Common Stock, outstanding immediately prior to the Effective Time, to the extent then vested, whether or not then exercisable (“Vested Stock Option”), shall be, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the Surviving Corporation or the holder of each Vested Stock Option, converted into the right to receive solely an amount in cash, without interest, equal to the Initial Option Merger Price plus, subject to the contingencies and other provisions set forth in Section 2.3 and the Escrow Agreement, the Deferred Per Share Merger Consideration.  Parent shall contribute to Merger Sub an aggregate amount in cash equal to the aggregate exercise price of the Vested Stock Options plus the aggregate amount of the Option Merger Price for the Option Shares subject thereto.  The payment of the Initial Option Merger Price to the holder of a Vested Stock Option shall be reduced by any income, employment or excise Tax withholding required under (i) the Code or (ii) any applicable state, local or foreign Tax Laws.  To the extent that any amounts are so withheld, those amounts shall be treated as having been paid to the holder of that Vested Stock Option for all purposes under this Agreement and the Company Option Plans.  Following the Effective Time, the Initial Option Merger Price shall be paid by the Surviving Corporation to the Paying Agent for payment to each holder of a Vested Stock Option, and the Deferred Per Share Merger Consideration with respect to such Vested Stock Option shall be placed in the Escrow Fund, at which time such Vested Stock Option shall be cancelled.  The Surviving Corporation will set up appropriate payment procedures substantially similar to those for Parent under Section 2.2, including, without limitation, the required Letters of Transmittal (“Option Payment Procedures”).

(b)           The Company and Parent shall take all requisite action (through its respective Board of Directors or an appropriate committee thereof) so that, as of the Effective Time, each option awarded under the Company Option Plans to acquire shares of Company Common Stock, outstanding immediately prior to the Effective Time, to the extent not then vested, whether or not then exercisable (“Unvested Stock Option”), shall be by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of each Unvested Stock Option, converted into the right to receive solely the Unvested Option Merger Price.  Parent shall contribute to Merger Sub an aggregate amount in cash equal to the aggregate exercise price of the Unvested Stock Options and shall (i) pay to the Escrow Agent, subject to the terms of the Escrow Agreement, an amount equal to $.22 per share for each Option Share subject to the Unvested Stock Options and (ii) following the Effective Time, and subject to the appropriate Option Payment Procedures, cause to be delivered to each holder of an Unvested Stock Option the Unvested Option Merger Price per Option Share subject to such Unvested Stock Options.  Upon payment to the holder of an Unvested Stock Option of the Unvested Option Merger Price for the Option Shares subject to such Unvested Stock Option, such Unvested Stock Option shall be cancelled.  The payment of the Unvested Option Merger Price to the holder of an Unvested Stock Option shall be reduced by any income, employment or excise Tax withholding required under (i) the Code or (ii) any applicable state, local or foreign Tax Laws.  To the extent that any amounts are so withheld, those amounts shall be treated as having been paid to the holder of that Unvested Stock Option for all purposes under this Agreement and the Company Option Plans.  The Surviving Corporation shall set up appropriate procedures for payment of the Unvested Option Merger Price as set forth in the Letter of Transmittal.

(c)           For avoidance of doubt, from and after the Effective Time no Vested Stock Option or Unvested Stock Option shall confer on any Person the right to receive Company Common Stock, securities or any other property, other than the payments provided for in Section 2.4(a) and 2.4(b).

Section 2.5             Dissenting Shares.

(a)           Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock for which the holder thereof (i) has not voted in favor of or consented in writing to the adoption of this Agreement and approval of the Merger and (ii) has demanded the appraisal of such shares in accordance with, and has complied in all respects with, Section 262 of the DGCL (collectively, the “Dissenting Shares” and such holder being a “Dissenting Stockholder”) shall not be converted into the right to receive the applicable Merger Consideration in accordance with Section 2.1(c).  Any Dissenting Stockholder shall instead be entitled to receive payment of the fair value of such holder’s Dissenting Shares in accordance with Section 262 of the

DGCL.  At the Effective Time, (x) all Dissenting Shares shall be cancelled and cease to exist and (y) the Dissenting Stockholders shall be entitled only to such rights as may be granted to them under Section 262 of the DGCL.

(b)           Notwithstanding the provisions of Section 2.5(a), if any holder of Dissenting Shares effectively withdraws or loses such appraisal rights (through failure to perfect such appraisal rights or otherwise in accordance with Section 262(k) of the DGCL), then that holder’s shares (i) shall no longer be deemed to be Dissenting Shares and (ii) shall be treated as if they had been converted automatically at the Effective Time into the right to receive the applicable amount of the Initial Merger Consideration, plus, subject to the contingencies and other provisions set forth in the Escrow Agreement and Section 2.3, the Deferred Per Share Merger Consideration without interest thereon, upon surrender of the Certificate representing such shares in accordance with Section 2.2, and Parent shall be obliged to pay to the Escrow Agent as additional Escrow Fund an amount equal to the product of (x) the number of such holder’s shares and (y) the Deferred Per Share Merger Consideration.

(c)           The Company shall give Parent (i) prompt notice of any demands for appraisal of any shares of Company Common Stock, the withdrawals of such demands, and any other instrument served on the Company under the provisions of Section 262 of the DGCL and (ii) the right to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL.  The Company shall not offer to make or make any payment with respect to any demands for appraisal without the prior written consent of Parent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered by the Company to Parent dated as of the date hereof (the “Company Disclosure Letter”) (each section of which qualifies the correspondingly numbered representation and warranty to the extent specified therein, as well as all such other representations and warranties to the extent relevant to such other representation and warranty), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1             Organization, Standing and Power.  Each of the Company and its Subsidiaries (i) is a corporation, limited liability company or other legal entity, duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or formed, as the case may be, and (ii) has all requisite power and authority to carry on its business as now being conducted.  Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or other assets makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate has not had and could not reasonably be expected to have a Company Material Adverse Effect.  The Company has made available to Parent true and complete copies of

(x) the certificate of incorporation of the Company as in effect on the date hereof (“Company Charter”) and the Bylaws of the Company as in effect on the date hereof (“Company Bylaws”) and (y) the minutes of all of the formal meetings of the stockholders, the board of directors and each committee of the board of directors of the Company held since September 1, 2002.

Section 3.2             Subsidiaries.  Section 3.2 of the Company Disclosure Letter sets forth a true and complete list of all the Subsidiaries of the Company and, for each such Subsidiary, the jurisdiction of incorporation or formation.  All the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary are duly authorized, validly issued, fully paid and nonassessable and are owned, directly or indirectly, by the Company free and clear of all Liens (other than relating to the WWI Collateral Assignment Agreement), and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interests.  Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not beneficially own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

Section 3.3             Capital Structure.

(a)           The authorized capital stock of the Company consists of (i) 50,000,000 shares of Company Common Stock, par value $0.01 per share, and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share.  As of the date hereof, (i) 16,606,276 shares of Company Common Stock are issued and outstanding, (ii) no shares of Company Common Stock are held in treasury by the Company and its Subsidiaries, (iii) 2,764,974 shares of Company Common Stock are reserved for issuance by the Company under the Company Option Plans for outstanding Company Stock Options, of which 526,968 are currently subject to Unvested Stock Options, (iv) 6,394,997 shares of Company Common Stock are reserved for issuance in connection with the Warrants, and (v) except for the Redemption Agreement, no shares of Company Common Stock will be (x) subject to a right of repurchase by the Company, (y) subject to forfeiture back to the Company or (z) subject to transfer or lock-up restrictions, in each of cases (x), (y) and (z), following the consummation of the Merger.

(b)           Section 3.3 of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of all Vested Stock Options and all Unvested Stock Options, and all other rights to purchase or receive Company Common Stock (other than the Warrants and Parent Company Options), the number of shares of Company Common Stock subject to each such Vested Stock Option or other such right (other than the Warrants and Parent Company Options), the grant dates and exercise prices and vesting schedule of each such Company Stock Option, or other right (other than the Warrants and Parent Company Options) and the names of the holder of each such Company Stock Option or other right (other than the Warrants and Parent Company Options).  The Company has no obligation to any employee or other Person to grant any options for Company Common Stock, other than the Vested Stock Options and Unvested Stock Options outstanding as of the date hereof.  Except as set forth in Section 3.3(a) or in relation to the Warrants and/or Parent Company Options, (i) as of the date hereof, there are not issued, reserved for issuance or outstanding any (A) shares of capital stock of, or other equity or voting interests in, the Company, (B) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or (C) options, warrants or other rights to acquire from the Company or any of its Subsidiaries any capital stock of, or other equity or voting interests in, or securities convertible into or exchangeable or exercisable for capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries and (ii) as of the date of this Agreement, there exists no obligation of the Company or any of its Subsidiaries to issue any capital stock of, or other equity or voting interests in, or securities convertible into or exchangeable or exercisable for capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries.  Except as set forth in Section 3.3(a), as of the date hereof, there are no outstanding stock appreciation rights, rights to receive shares of Company Common Stock on a deferred basis or otherwise or other rights that are linked in any way to the value of Company Common Stock issued or granted pursuant to or under the Company Stock Plans or otherwise by the Company.  From December 31, 2004 to the date hereof, there have been no issuances by the Company or any of its Subsidiaries of (i) shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or (iii) options, warrants or other rights to acquire from the Company or any of its Subsidiaries any capital stock of, or other equity or voting interests in, or securities convertible into or exchangeable or exercisable for capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries.

(c)           All outstanding shares of capital stock of the Company are, and all shares which may be issued upon exercise of the Company Stock Options, Unvested Stock Options, or Warrants, as the case may be, will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.  Except for the Redemption Agreement, those Contracts set forth in Section 3.3(c)(1) of the Company Disclosure Letter or to which Parent or a Subsidiary of Parent is a party, there are no Contracts of any kind to which the Company or any of its Subsidiaries is a party or is bound that obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire (i) shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or (ii) options, warrants or other rights to acquire shares of capital stock of, or other equity or voting interests in, or securities convertible into or exchangeable for capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries.  Other than the Principal Stockholders Agreement or except for those Contracts set forth in Section 3.3(c)(2) of the Company Disclosure Letter or to which Parent or a Subsidiary of Parent is a party, to the Knowledge of the Company, there are no irrevocable proxies and no voting Contracts (or Contracts to execute a written consent or a proxy) with respect to any shares of Company Common Stock or any other voting securities of the Company.

Section 3.4             Authority; Noncontravention.

(a)           The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Principal Stockholders Agreement and to consummate the Merger and the other transactions contemplated hereby and thereby, subject, in the case of the transactions contemplated by this Agreement, only to receipt of the Principal Stockholders Consent.  The execution and delivery of this Agreement and the Principal Stockholders Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby and thereby and the compliance by the Company with the provisions of this Agreement and the Principal Stockholders Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize or approve this Agreement or the Principal Stockholders Agreement or to consummate the Merger or the other transactions contemplated hereby or thereby, subject, in the case of the transactions contemplated by this Agreement, only to receipt of the Principal Stockholders Consent and the filing of the Certificate of Merger in accordance with the DGCL.  This Agreement and the Principal Stockholders Agreement have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with each of their respective terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect and to general equity principles).  The board of directors of the Company, at a meeting duly called and held, at which all directors of the Company were present, duly and unanimously adopted resolutions (i) approving, adopting and declaring advisable this Agreement, the Principal Stockholders Agreement, the Merger, the Charter Amendment and the other transactions contemplated hereby and thereby, (ii) declaring that the Merger, the Charter Amendment and the other transactions contemplated hereby are in the best interests of the stockholders of the Company, (iii) fixing the record date to determine the stockholders entitled to consent to the adoption of this Agreement and approve the Merger and the Charter Amendment and the other transactions contemplated hereby and thereby, which date is the date hereof, (iv) directing that this Agreement and the Charter Amendment be submitted to the Principal Company Stockholder and Parent immediately following the execution and delivery of this Agreement by each of the parties hereto for such stockholders to consider whether to adopt this Agreement and approve the Merger and the Charter Amendment and the other transactions contemplated hereby and thereby, and (v) recommending that the stockholders of the Company adopt this Agreement in accordance with Section 228 of the DGCL and approve the Merger and the Charter Amendment and the other transactions contemplated hereby (the “Company Board Recommendation”), which resolutions have not been subsequently rescinded, modified or withdrawn in any way.  The only notices required to be delivered to stockholders of the Company with respect to this Agreement and the Merger and the Charter Amendment are the notices required pursuant to Section 262 of the DGCL with respect to the Merger (the “Appraisal Notice”), and the notice of action by written consent under Section 228 of the DGCL with respect to the Merger and the Charter Amendment (the “228 Notice”).

(b)           The execution and delivery of this Agreement and the Principal Stockholders Agreement do not, and the consummation of the Merger and the other transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof do not and will not, conflict with, or result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, (i) the Company Organizational Documents or the comparable organizational documents of any Subsidiary of the Company, (ii) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease or other Contract, commitment, agreement, instrument, obligation, option, undertaking, concession, franchise or license, binding arrangement or binding understanding to which the Company or any of its Subsidiaries is a party or is bound or any of their respective properties or other assets is bound by or subject to or otherwise under which the Company or any of its Subsidiaries has any rights or benefits, or (iii) subject to the governmental filings and other matters referred to in Section 3.5, any Law applicable to the Company or any of its Subsidiaries or their respective properties or other assets, other than in the case of clauses (ii) and (iii), (A) any Contracts to which Parent or a Subsidiary of Parent is a party or (B) any such conflicts, violations, breaches, defaults, rights, results, losses or Liens that individually or in the aggregate have not had and could not reasonably be expected to have a Company Material Adverse Effect.

Section 3.5             Governmental Approvals.  No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any domestic or foreign (whether supernational, national, federal, state, provincial, local or otherwise) government or any court, administrative, regulatory or other governmental agency, commission or authority or any nongovernmental self-regulatory agency, commission or authority is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the Principal Stockholders Agreement by the Company or the consummation by the Company of the Merger or the other transactions contemplated hereby or thereby, except for (a) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), if required, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and (c) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate have not had and could not reasonably be expected to have a Company Material Adverse Effect or that arise as a result of any facts or circumstances relating to Parent or any of its Subsidiaries.

Section 3.6             Financial Statements; No Undisclosed Liabilities.

(a)           Section 3.6 of the Company Disclosure Letter is a copy of the Company’s audited financial statements for the three fiscal years ended December 31,

2004 (the “Annual Financial Statements”), and its unaudited financial statements for the three month period ended March 31, 2005 (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”), all of which fairly present, in all material respects, the financial position of the Company as at the dates thereof and the results of operations and cash flows for the periods indicated therein on a consolidated basis in accordance with GAAP (except as may be indicated in the notes thereto), subject to normal year end audit adjustments and the absence of notes, in the case of the Interim Financial Statements.

(b)           The Company and its Subsidiaries do not have any Liabilities required to be included in the Financial Statements (including any notes thereto) or otherwise disclosed in accordance with GAAP, except for Liabilities (i) included or reserved in, or disclosed by, the Financial Statements, (ii) incurred after March 31, 2005, in the ordinary course of business consistent with past practice and in accordance with the terms hereof, (iii) owed to Parent or to any of its Subsidiaries and (iv) incurred after March 31, 2005 that individually or in the aggregate have not had and could not reasonably be expected to have a Company Material Adverse Effect.

(c)           Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material Liabilities of, the Company or any of its Subsidiaries in the Financial Statements.

(d)           The Company maintains a system of internal accounting controls which is sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) access to monetary funds is permitted only in accordance with management’s general or specific authorization and (iii) the recorded accountability for monetary funds is compared with the existing monetary funds at reasonable intervals and appropriate action is taken with respect to any differences.

(e)           As of the date hereof, except with respect to any arrangements and agreements between the Company and Parent, the Company and its Subsidiaries have no outstanding indebtedness for borrowed money.  As of the date hereof, there are no guarantees by the Company or any of its Subsidiaries of indebtedness in respect of borrowed money of any person.

Section 3.7             Absence of Certain Changes or Events.  Since March 31, 2005, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, and there have not been:

(a)           any events that individually or in the aggregate have had or could reasonably be expected to have a Company Material Adverse Effect;

(b)           (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock, property or other assets) in respect of any of the Company’s or any of its Subsidiaries’ capital stock, or other equity or voting interests, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent, (ii) any split, combination or reclassification of any of the Company’s or any of its Subsidiaries’ capital stock, or other equity or voting interests, or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of such capital stock, or other equity or voting interests, or (iii) any purchase, redemption or other acquisition of any shares of capital stock, or other equity or voting interests or any other securities of the Company or any of its Subsidiaries or any warrants, options or other rights to acquire any such shares or other securities except for forfeitures of Company Stock Options or Restricted Stock Awards in accordance with the Company Plan;

(c)           any granting by the Company or any of its Subsidiaries to any current or former director, officer, employee or consultant (other than attorneys, accountants or other similar professional service providers) of the Company or any of its Subsidiaries of any increase in compensation, bonus or other benefits or any such granting of any type of compensation, bonus or other benefits to any current or former director, officer, employee or consultant (other than attorneys, accountants or other similar professional service providers) of the Company or any of its Subsidiaries not previously receiving or entitled to receive such type of compensation, bonus or other benefit, except for increases of cash compensation, bonus or other benefits (i) in the ordinary course of business consistent with past practice, or (ii) as was required under any Company Plan or employment agreement as in effect on December 31, 2004;

(d)           any entering into, or any amendment or termination of, any employment, deferred compensation, supplemental retirement, severance, retention, “change in control” or other similar Material Contract with any current or former director, officer, employee or consultant (other than attorneys, accountants or other similar professional service providers) of the Company or any of its Subsidiaries other than Contracts with employees, directors, officers or consultants whose base salary (or equivalent) is less than $150,000 per annum or any Company Plan;

(e)           any change in financial or tax accounting methods, principles or practices by the Company or any of its Subsidiaries, except insofar as may have been required by a change in GAAP;

(f)            any material election with respect to Taxes by the Company or any of its Subsidiaries or any settlement or compromise of any material Tax liability or refund that is reasonably likely to have a material and adverse effect on the Tax liability of the Company or any of its Subsidiaries after the Effective Time; or

(g)           any revaluation by the Company or any of its Subsidiaries of any material assets of the Company or any of its Subsidiaries, except as requested by Parent or its Subsidiaries.

Section 3.8             Litigation.  There is no claim, suit, action, investigation or other proceeding to which Parent (or any of its Subsidiaries) is not a party (collectively, a “Legal Action”), pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any of their respective properties or other assets that individually or in the aggregate has had or could reasonably be expected to have a Company Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against, or, to the Knowledge of the Company, investigation, proceeding, notice of violation, order of forfeiture or complaint by any Governmental Entity involving the Company or any of its Subsidiaries that individually or in the aggregate have had or could reasonably be expected to have a Company Material Adverse Effect.  The Company has no plans to initiate any Legal Action against any third party.

Section 3.9             Contracts.

(a)           Other than those Contracts to which Parent or a Subsidiary of Parent is a party, or as contemplated by this Agreement, Section 3.9 of the Company Disclosure Letter sets forth (with specific reference to the Subsection to which it relates), as of the date hereof, a true and complete list of, and the Company has made available to Parent true and complete copies of (collectively, the “Section 3.9 Contracts”):

(i)            all Material Contracts with vendors, suppliers, licensors, licensees, distributors, resellers, service providers, developers, and consultants to which the Company or any of its Subsidiaries is a party, including without limitation Material Contracts that relate to (A) marketing, advertising, and sponsorship, (B) outsourcing, (C) web-hosting, (D) equipment leases and other leases not otherwise disclosed, (E) network communication, (F) software and hardware maintenance and support, (G) disaster recovery, (H) credit card processing, (I) telecommunications, (J) creative design and (K) co-branding, linking or framing.

(ii)           all Material Contracts with suppliers, distributors or service providers for revenue sharing, “bounties,” the rebating of charges or other similar arrangements.

(iii)          (A) all Material Contracts pursuant to which any indebtedness of the Company or any of its Subsidiaries is outstanding or may be incurred, (collectively, “debt obligations”), (B) all Material Contracts of or by the Company or any of its Subsidiaries guaranteeing any debt obligations of any other person (other than the Company or any of its Subsidiaries), including the respective aggregate principal amounts outstanding as of the date hereof, and (C) all Material Contracts involving any “keep well” arrangements or pursuant to which the Company or any of its Subsidiaries has agreed to maintain any financial statement condition of another person, other than the

Company with respect to its Subsidiaries, or any such Subsidiary with respect to its Subsidiary;

(iv)          (A) all Contracts pursuant to which the Company or any of its Subsidiaries has agreed not to, or which, following the consummation of the Merger, could restrict the ability of Parent or any of its Subsidiaries, including the Company and its Subsidiaries, to compete with any person in any business or in any geographic area or to engage in any business or other activity, including any restrictions relating to “exclusivity” or any similar requirement in favor of any person other than the Company or any of its Subsidiaries or pursuant to which any benefit is required to be given or lost as a result of so competing or engaging, and (B) all Material Contracts pursuant to which the Company or any of its Subsidiaries has agreed not to, or which, following the consummation of the Merger, could restrict the ability of Parent or any of its Subsidiaries, including the Company and its Subsidiaries, to solicit or to hire any person for positions in which annual compensation would be expected to exceed $150,000 to work for the Company or any of its Subsidiaries (either as an employee or as an independent contractor or other agent) or pursuant to which any benefit is required to be given or lost as a result of so soliciting or hiring;

(v)           all Contracts of the Company or any of its Subsidiaries granting the other party to such Contract or a third party “most favored nation” or similar status;

(vi)          all joint venture, limited liability company, partnership or other similar Contracts (including all amendments thereto) in which the Company or any of its Subsidiaries holds an interest;

(vii)         all standstill or similar Contracts to which the Company or any of its Subsidiaries is a party that impose restrictions on the activities of the Company or any of its Subsidiaries or that, following the Effective Time, would impose restrictions on the activities of Parent or any of its Subsidiaries, including the Surviving Corporation;

(viii)        all Contracts and agreements relating to voting rights or obligations of a stockholder of the Company;

(ix)           all Contracts regarding the acquisition, issuance or transfer of any securities and each Contract affecting or dealing with any securities of the Company, including, without limitation, any restricted stock agreements or escrow agreements; and

(x)            each other Contract of the Company or any of its Subsidiaries involving aggregate annual payments by or to the Company or any of its Subsidiaries, of more than $250,000 (and not otherwise disclosed pursuant to this Section 3.9).

(b)           Neither the Company nor any of its Subsidiaries is in violation or breach of or in default under (nor, to the Knowledge of the Company, does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation or breach of or default under) any Contract to which it is a party or is bound or by which it or any of its properties or other assets is bound by or subject to or otherwise under which the Company or any of its Subsidiaries has any rights or benefits, except for violations or defaults of any Contract between the Company and Parent or that individually or in the aggregate have not had and could not reasonably be expected to have a Company Material Adverse Effect.

(c)           As of the date hereof, no Person that is or was a party to a Section 3.9 Contract (other than the Company or Parent or their respective Subsidiaries) at any time during the period from March 31, 2005 through the date hereof has terminated (including delivering a notice to the Company having such effect) any Section 3.9 Contract or any of its existing relationships with the Company or any of its Subsidiaries or failed to renew or requested any amendment to any Section 3.9 Contract that individually or in the aggregate have had or could reasonably be expected to have a Company Material Adverse Effect.

Section 3.10           Compliance with Laws.  Except (i) to the extent that such non-compliance would not individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect, (ii) in relation to actions taken by Parent (or any of its Subsidiaries) on behalf of the Company (or any of its Subsidiaries) and (iii) with respect to Environmental Laws and Taxes, which are the subject of Section 3.11 and Section 3.14, respectively, to the Knowledge of the Company, each of the Company and its Subsidiaries is, and since January 1, 2001, has been, in compliance in all material respects with (a) all Laws applicable to it, its personnel, properties or other assets or its business or operations, and (b) all permits, licenses, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) issued to the Company or any of its Subsidiaries.  None of the Company and its Subsidiaries have received, since January 1, 2001, a notice or other written communication alleging or relating to a possible material violation of any Law applicable to it, its personnel, properties or other assets or its businesses or operations that individually or in the aggregate could reasonably be expected to have a Company Material Adverse Effect.  Except to the extent that such non-compliance could not individually or in the aggregate reasonably be expected to result in a Company Material Adverse Effect, (i) the Company and its Subsidiaries have in effect all Permits necessary for them to own, lease or operate their properties and other assets and to carry on their businesses operations as now conducted and (ii) there is no event that has occurred that, to the Knowledge of the Company, has resulted in or is reasonably likely to result in the revocation, cancellation, nonrenewal or adverse modification of any Permit.

Section 3.11           Environmental Matters.  Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Environmental Laws, and there is no environmental condition, claim, suit, action, investigation or other proceeding existing or pending, or, to the Knowledge of the Company, threatened in writing, against or affecting the Company or any of its Subsidiaries alleging noncompliance with Environmental Laws that individually or in the aggregate could reasonably be expected to have a Company Material Adverse Effect.  For purposes of this Agreement, “Environmental Laws” shall mean all applicable Laws in effect as of the date hereof relating to the protection of the environment or natural resources and applicable Permits and licenses issued pursuant to such Environmental Laws.

Section 3.12           Employees.

(a)           None of the employees of the Company nor any of its Subsidiaries is represented in his or her capacity as an employee by any labor union or similar organization.

(b)           Each of the Company and its Subsidiaries is in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs, and wages and hours, except to the extent that such non-compliance could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

Section 3.13           Employee Benefit Plans.

(a)           Section 3.13(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of (i) except with respect to such Plans sponsored by Parent or its Subsidiaries, all “employee benefit plans”, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all other material employee benefit or compensation plans, programs, policies, arrangements or payroll practices maintained or required to be maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributed or is obligated to contribute thereunder for any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries (the “Company Plans”) and (ii) all Company Employment Agreements.  There are no Company Plans other than (i) the Company Option Plans and (ii) the Company Plans sponsored or maintained by Parent or its Subsidiaries in which employees of the Company participate.  None of the Company Employment Agreements provides for postemployment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required by applicable Law or at the sole expense of the participant or the participant’s beneficiary.

(b)           To the Knowledge of the Company with respect to each Company Plan maintained outside the jurisdiction of the United States, including any such plan required to be maintained or contributed to by applicable law, custom or rule of the relevant jurisdiction (“Foreign Plan”) and except with respect to such Plans sponsored by Parent or its Subsidiaries:

(i)            all employer and employee contributions to each Foreign Plan required by law or by the terms of such Foreign Plan have been made, or, if applicable, accrued in accordance with normal accounting practices;

(ii)           the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Effective Time, with respect to all current or former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and

(iii)          each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(c)           Each Company Employment Agreement has been made available to Parent.

(d)           Except in relation to Parent Company Options or as specifically provided in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Merger or the other transactions contemplated by this Agreement will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any director, officer or employee of the Company or any of its subsidiaries other than pursuant to the Company Option Plans with respect to Company Stock Options.  Without limiting the generality of the foregoing, no amount paid or payable by Parent or Merger Sub in connection with the Merger or the other transactions contemplated by this Agreement (either solely as a result thereof or as a result of such transactions in conjunction with any other event), will result in an “excess parachute payment” within the meaning of Section 280G of the Code being made to any employee of the Company.

(e)           None of the Company Stock Options is an “incentive stock option” as defined in Section 422 of the Code.

Section 3.14           Taxes.

(a)           Each of the Company and its Subsidiaries and any consolidated, combined, unitary, affiliated or aggregate group of which the Company and any of its Subsidiaries is a member (an “affiliated group”) has timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by it, all Taxes shown due on such tax returns and all other material Taxes as are due have been paid, and all such Tax Returns are true and complete in all material respects.

(b)           As of the date hereof, no material deficiencies for any Taxes have been proposed, asserted or assessed against the Company, any of its Subsidiaries or any affiliated group that are still pending and to the Knowledge of the Company, no Liens for Taxes exist with respect to any property or other assets of the Company or any of its Subsidiaries, except for statutory Liens for Taxes not yet due or payable or the validity of which is being contested in good faith by appropriate proceedings and as to which adequate reserves have been established on the Company’s books and records in accordance with GAAP.

(c)           The Federal Income Tax Returns of each of the Company, its Subsidiaries and any affiliated group have been examined by and settled with the IRS (or the applicable statute of limitations has expired) for all years through December 31, 2000.

(d)           All material Taxes due with respect to federal income tax returns have been fully paid or have been adequately reserved on the most recent financial statements included in the Financial Statements in accordance with GAAP.

(e)           The Company has made available to Parent true and complete copies of (i) all Tax Returns of the Company, its Subsidiaries and affiliated groups for the preceding three taxable years and (ii) any audit report issued within the three years preceding the date hereof (or otherwise with respect to any audit or proceeding in progress) relating to Taxes of the Company, any of its Subsidiaries and any affiliated group.

(f)            Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (in each case, within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355(e) of the Code (A) in the two years preceding the date hereof or (B) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(g)           There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from the Company or any of its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending.

(h)           To the Knowledge of the Company, no claim has been made by any Governmental Entity in a jurisdiction where the Company and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(i)            To the Knowledge of the Company, the Company and the Company’s Subsidiaries have not taken any reporting position on a Tax Return, which reporting position (i) if not sustained would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar provision of state, local, or foreign Tax law), and (ii) has not adequately been disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the Code (or any similar provision of state, local, or foreign Tax law).

(j)            Neither the Company nor any of its Subsidiaries is a party to any agreement relating to the sharing, allocation or indemnification of Taxes, or any similar agreement, contract or arrangement, (collectively, “Tax Sharing Agreements”) or has any liability for Taxes of any Person (other than members of the affiliated group, within the meaning of Section 1504(a) of the Code, filing consolidated federal income tax returns of which the Company is the common parent) under Treasury Regulation § 1.1502-6, Treasury Regulation § 1.1502-78 or similar provision of state, local or foreign law, as a transferee or successor, by contract, or otherwise, except with respect to any agreements that have been (or may be) entered into in connection with this Agreement and the Redemption Agreement.

(k)           To the Knowledge of the Company, the Company and its Subsidiaries have each withheld (or will withhold) from their respective employees, independent contractors, creditors, stockholders and third parties and timely paid to the appropriate Governmental Entity proper and accurate amounts in all material respects for all periods ending on or before the First Closing Date in compliance with all material Tax withholding and remitting provisions of applicable laws and have each complied in all material respects with all Tax information reporting provisions of all applicable laws.

(l)            None of the Company and its Subsidiaries has agreed, or is required to make, any adjustment under Section 481(a) of the Code, and no Governmental Entity has proposed any such adjustment or change in accounting method.

(m)          Each material adjustment of Taxes of the Company or any of its Subsidiaries made by the Internal Revenue Service (the “IRS”), which adjustment is required to be reported to the appropriate state, local, or foreign Governmental Entities, has been so reported.

(n)           Neither the Company nor any of its Subsidiaries has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign law, and neither the Company nor any of its Subsidiaries is subject to any private letter ruling of the IRS or comparable ruling of any other Governmental Entity.

(o)           INTENTIONALLY OMITTED.

(p)           Neither the Company nor any of its Subsidiaries has any (i) ”excess loss accounts” or (ii) ”deferred gains” with respect to any “deferred intercompany transactions,” within the meaning of Treasury Regulation §§ 1.1502-19 and 1.1502-13, respectively.

(q)           Neither the Company nor any of its Subsidiaries has entered into a transaction that is being accounted for under the installment method of Section 453 of the Code or similar provision of state, local or foreign law.

(r)            The Company and each of its Subsidiaries have never been a person other than a United States person, each within the meaning of the Code.

Section 3.15           Leases.

(a)           Neither the Company nor any of its Subsidiaries owns any real property.  As of the date hereof, Section 3.15(a) of the Company Disclosure Letter sets forth a true and complete list of all written leases for real property and interests in real property leased by the Company or any of its Subsidiaries other than leases to which Parent is a party (individually, a “Leased Property”) and, to the Knowledge of the Company, identifies any material reciprocal easement or operating agreement relating thereto; true and complete copies of all such leases and agreements have been made available to Parent by the Company.  Each of the Company and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all its Leased Properties, free and clear of all Liens, except for (i) such as are no longer used or useful in the conduct of its business or as have been disposed of in the ordinary course of business consistent with past practice, (ii) Liens to which Parent is a party or otherwise permitted by a Lien to which Parent is a party and (iii) all Permitted Encumbrances which individually or in the aggregate could not reasonably be expected to have a Company Material Adverse Effect.

(b)           Each of the Company and its Subsidiaries has complied in all material respects with the terms of all leases of the Leased Properties to which it is a party and under which it is in occupancy, and all such leases are in full force and effect.

(c)           This Section 3.15 does not relate to any matters with respect to intellectual property, which are addressed in Section 3.16.

Section 3.16           Intellectual Property.

(a)           Except as provided in Section 3.16(a) of the Company Disclosure Letter and other than in relation to (i) any Intellectual Property owned or licensed to Parent or any of its Subsidiaries which is licensed or sublicensed to the Company by Parent or (ii) any Intellectual Property otherwise provided to or made available to the Company by Parent or any of its Subsidiaries, the Company and its Subsidiaries own, or otherwise have the right under IP Licenses to use, the Company Intellectual Property free and clear of any Liens (other than any Liens under the WWI Collateral Assignment Agreement or Liens arising from infringement by the Company of which the Company has no Knowledge or from any invalidity or unenforceability of any IP Licenses, where the Company has no Knowledge of such invalidity or unenforceability), but subject to the terms, limitations, restrictions, covenants and conditions of any IP Licenses, except to the extent that any failure to so own or to have such right to use could not individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)           Section 3.16(b) of the Company Disclosure Letter sets forth a true and complete list of all applications for Patents or applications for registration of any Trademark or Copyright filed by the Company or any of its Subsidiaries, as well as all Patents owned by Company or any of its Subsidiaries and all Copyright or Trademark registrations issued to Company or any of its Subsidiaries, specifying as to each item, as applicable: (i) the nature of the item, including the title if any; (ii) the owner of the item; (iii) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed; and (iv) the issuance, registration or application numbers and dates.

(c)           Except for (i) IP Licenses to which Parent or its Subsidiaries are a Party, and (ii) intercompany IP Licenses between the Company and any of its Subsidiaries or between any of the Company’s Subsidiaries, Section 3.16(c) of the Company Disclosure Letter sets forth a true and complete list of all Material IP Licenses for Company Intellectual Property under which the Company or any of its Subsidiaries is a party, other than IP Licenses for off-the-shelf computer software programs that are commercially available under non-discriminatory pricing terms on a retail basis (“Off-the-Shelf Software”).  The Company and its Subsidiaries are not in breach of any Material IP Licenses for Company Intellectual Property.  To the Knowledge of the Company, all of the Material IP Licenses are valid, enforceable and in full force and effect.  Except as set forth in Section 3.16(c) of the Company Disclosure Letter, the transactions contemplated by this Agreement will not result in the termination of, or otherwise require the consent, approval or other authorization of any party (other than a Party to this Agreement or any Subsidiary thereof) to, any Material IP License for Company Intellectual Property.

(d)           All of the Company’s Copyrights and Trade Secrets included in the Company Intellectual Property owned by the Company or any of its Subsidiaries are valid, enforceable and in full force and effect, except to the extent that any failure of such rights to be valid, enforceable or in full force and effect could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  To the Knowledge of the Company, the Company’s rights in Patents owned by the Company or any of its Subsidiaries are valid, enforceable and in full force and effect, except to the extent that any failure of such rights to be valid, enforceable or in full force and effect could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  The Company or its Subsidiaries have taken all reasonable steps to maintain and protect the Company Intellectual Property owned by them, except to the extent that any failure of take such steps could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(e)           Except as set forth in Section 3.16(e) of the Company Disclosure Schedule or other than in relation to any Patents held jointly by the Company and Parent, the Company and its Subsidiaries have not abandoned and do not intend to abandon any Patent applications they have filed.

(f)            The Company and its Subsidiaries have taken all reasonable precautions to protect the secrecy, confidentiality and value of their Trade Secrets, except to the extent that any failure to take such precautions could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  None of the Trade Secrets, the value of which is contingent upon maintenance of confidentiality, have been disclosed to any employee, representative, independent contractor or agent of the Company or any of its Subsidiaries or any other Person not obligated to maintain such Trade Secret in confidence pursuant to either a confidentiality agreement or a policy of the Company or any of its Subsidiaries, except as required by the applicable patent office pursuant to the filing of a patent application by the Company or to the extent that any disclosure could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(g)           Each present or past employee of Company who, while employed by Company, developed any Company Intellectual Property has executed a valid and enforceable agreement with the Company or one of its subsidiaries that (i) conveys any and all right, title and interest in and to all Intellectual Property developed by such employee in connection with such employee’s employment by the Company or the applicable Subsidiary, and (ii) obligates such employee to keep any confidential information of the Company and its Subsidiaries confidential both during and after the term of employment or contract, except to the extent that any failure of any employee to execute such an agreement could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(h)           During the two (2) year period prior to the date of this Agreement, no former employer or client of any employee of the Company or any of its Subsidiaries, and no current or former client of any consultant of the Company or any of its Subsidiaries, has notified the Company or any of its Subsidiaries in writing, or to the Knowledge of the Company, notified the Company or any of its Subsidiaries by means other than in writing, that such employee or consultant is utilizing or infringing upon Intellectual Property of such former employer or client in connection with work performed by such employee or consultant for Company or any of its Subsidiaries.

(i)            Other than in relation to any Intellectual Property of the Parent or any of its Subsidiaries, to the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries, including without limitation the marketing, distribution, sale or other exploitation of the products and services of the Company and its Subsidiaries, does not infringe upon or otherwise violate any Intellectual Property of others.

(j)            To the Knowledge of the Company, no Person is materially infringing upon or otherwise materially violating Company Intellectual Property owned by the Company or any of its Subsidiaries.

(k)           There are no Legal Actions pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, (i) contesting the right of the Company to use, make, have made, sell, offer to sell, import, license or otherwise exploit any of the Company Intellectual Property (other than Intellectual Property of Parent or its Subsidiaries), products or services currently or previously made, sold, offered for sale, licensed, imported, made available to any Person, or used or otherwise exploited, by the Company or (ii) opposing or attempting to cancel any rights of the Company in or to any Company Intellectual Property (other than Intellectual Property of Parent or its Subsidiaries).

(l)            All Software owned by the Company or any of its Subsidiaries and material to its business is identified in Section 3.16(l) of the Company Disclosure Letter.  Except as identified in Section 3.16(l) of the Company Disclosure Letter, to the Knowledge of the Company, no Software owned or used by the Company includes (i) any errors that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect, or (ii) any virus, Trojan horse, worm or other malicious code designed to permit unauthorized access to, or to disable, erase or otherwise harm, any computer, systems or Software that could reasonably be expected to have a Company Material Adverse Effect.  The Company regularly backs-up its material Software and has maintained such Software at a secure off-site location, except where the failure to back-up or maintain such Software could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.17           Privacy Policy.  The Company operates its web sites pursuant to the privacy policies which has been previously agreed with Parent (a “Privacy Policy”) and no other privacy policies regarding the collection and use of information from website visitors or other parties (“Customer Information”).  Neither the Company nor any of its Subsidiaries (i) has collected any Customer Information in violation of the Privacy Policy or, to the Knowledge of the Company, in an unlawful manner, (ii) uses any of the Customer Information it receives through its web site or otherwise in a manner that violates the Privacy Policy or, to the Knowledge of the Company, in an unlawful manner, and the Company and its Subsidiaries have adequate security measures in place to protect the Customer Information they receive through their web sites and store in their computer systems from illegal use by third parties.

Section 3.18           Customer Accounts Receivable.  All customer accounts receivable of the Company or any of its Subsidiaries have arisen from bona fide transactions in the ordinary course of business consistent with past practice.

Section 3.19           Brokers and Other Advisors.  No broker, investment banker, financial advisor or other person, other than J.P. Morgan Securities Inc., the fees and expenses of which will be paid by the Principal Company Stockholder, the Other Holders and the Unvested Stock Option holders, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company that:

Section 4.1             Organization, Standing and Power.  Each of Parent and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, and (ii) has all requisite power and authority to carry on its business as now being conducted.

Section 4.2             Authority; Noncontravention.

(a)           Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and, in the case of Parent, the Principal Stockholders Agreement and to consummate the Merger and the other transactions contemplated hereby and thereby.  The execution and delivery of this Agreement by Parent and Merger Sub and the Principal Stockholders Agreement by Parent and the consummation of the Merger and the other transactions contemplated hereby and thereby and the compliance by Parent and Merger Sub, as the case may be, with the provisions of this Agreement and the Principal Stockholders Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub (and immediately following the signing hereof will have been adopted by Parent as the sole stockholder of Merger Sub) and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize or approve this Agreement or the Principal Stockholders Agreement or to consummate the Merger or the other transactions contemplated hereby or thereby, subject, in the case of the consummation of the Merger, only to receipt of the Principal Stockholders Consent.  This Agreement and the Principal Stockholders Agreement have been duly executed and delivered by Parent and Merger Sub, as applicable, and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, constitute legal, valid and binding obligations of Parent and Merger Sub, as applicable, enforceable against Parent and Merger Sub, as applicable, in accordance with each of their respective terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect).

(b)           The execution and delivery of this Agreement and the Principal Stockholders Agreement do not, and the consummation of the Merger and the other transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof do not and will not, conflict with, or result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Parent or Merger Sub under, (i) the certificate of incorporation or bylaws of each of Parent and Merger Sub, (ii) any Contract to which Parent or Merger Sub is a party or is bound or any of their respective properties or other assets is bound by or subject to or otherwise under which Parent or Merger Sub has any rights or benefits, or (iii) subject to the governmental filings and other matters referred to in Section 4.3, any Law applicable to Parent or Merger Sub or their respective properties or other assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, results, losses or Liens that individually or in the aggregate are not reasonably likely to impair in any material respect the ability of each of Parent and Merger Sub to perform its obligations under this Agreement or prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or any other transactions contemplated by this Agreement.

Section 4.3             Governmental Approvals.  No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any domestic or foreign (whether supernational, national, federal, state, provincial, local or otherwise) government or any court, administrative, regulatory or other governmental agency, commission or authority or any nongovernmental self-regulatory agency, commission or authority is required by or with respect to Parent and Merger Sub in connection with the execution and delivery of this Agreement or the Principal Stockholders Agreement by Parent and Merger Sub, as applicable, or the consummation by Parent and Merger Sub of the Merger or the other transactions contemplated hereby or thereby, except for (a) the filing of a premerger notification and report form by the Company under the HSR Act, if required, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (c) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement, the Principal Stockholders Agreement, the Merger and the other transactions contemplated hereby and thereby, and (d) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate is not reasonably likely to impair in any material respect the ability of each of Parent and Merger Sub to perform its obligations under this Agreement or prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or any other transactions contemplated by this Agreement.

Section 4.4             Litigation.  There is no claim, suit, action, investigation or other proceeding pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries that individually or in the aggregate are reasonably likely to impair in any material respect the ability of each of Parent and Merger Sub to perform its obligations under this Agreement or prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or any other transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against, or, to the Knowledge of Parent, investigation, proceeding, notice of violation, order of forfeiture or complaint by any Governmental Entity involving Parent or any of its Subsidiaries that individually or in the aggregate are reasonably likely to impair in any material respect the ability of each of Parent and Merger Sub to perform its obligations under this Agreement or prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or any other transactions contemplated by this Agreement.

Section 4.5             Interim Operations of Merger Sub.  Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.

Section 4.6             Parent Company Common Stock, Warrant and Options.  As of the date hereof, Parent owns (i) subject to the following sentence, 3,388,622 shares of Company Common Stock, and (ii) Warrants to purchase 6,394,997 shares of Company Common Stock.  Parent has granted options to its employees to purchase 102,917 shares of its Company Common Stock referred to in clause (i) hereof pursuant to the Weight Watchers.com Stock Incentive Plan (the “P/C Option Plan”) of Weight Watchers International, Inc. and Subsidiaries (the “Parent Company Options”).

Section 4.7             Opinion of Financial Advisor.  Parent has received the opinion of an investment bank to the effect that, as of the date of such opinion, the consideration to be paid pursuant to the Merger and the Redemption is fair to Parent from a financial point of view.

ARTICLE V

COVENANTS

Section 5.1             Conduct of Business of the Company.  Except as contemplated by this Agreement or required by applicable Laws, the Company shall, and shall cause each of its Subsidiaries to, (x) conduct its operations only in the ordinary course of business consistent with past practice and with no less diligence and effort than would be applied in the absence of this Agreement and (y) use its reasonable best efforts to maintain and preserve intact its business organization, to retain the services of its current officers and key employees, and to preserve the good will of its customers, suppliers and other Persons with whom it has business relationships.  Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement, the Redemption Agreement and any other transactions contemplated hereby or thereby or set forth in Section 5.1 of the Company Disclosure Letter, or required by applicable Laws, prior to Second Closing, except as indicated below, the Company shall not, and shall not permit any of its Subsidiaries to take any of the following actions, without the prior written consent of Parent (acting solely through the Special Committee):

(a)           Organization Documents.  Amend any of the Company Organizational Documents;

(b)           Dividends.  Make, declare or pay any dividend or distribution on any shares of its capital stock;

(c)           Capital Stock.  (i) Adjust, split, combine or reclassify its capital stock, (ii) redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock, (iii) grant any Person any right or option to acquire any shares of its capital stock, (iv) issue, deliver or sell any additional shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock or such securities or (v) enter into any Contract, understanding or arrangement with respect to the sale, voting, registration or repurchase of its capital stock;

(d)           Compensation and Benefits.  (i) Increase the compensation or benefits payable or to become payable to any of its directors, officers or employees, (ii) pay any compensation or benefits not required by any existing plan or arrangement (including the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) to its directors, officers or employees, (iii) grant any severance or termination pay to any of its directors, officers or employees (except pursuant to existing agreements, plans or policies), (iv) enter into any employment or severance agreement with any of its directors, officers or employees or (v) establish, adopt, enter into, amend or take any action to accelerate rights under any Company Employment Agreements, except in each case (A) to the extent required by applicable Laws, (B) for payment of, and increases in, salary, wages, bonuses and benefits of officers or employees consistent with past practice, or (C) in conjunction with new hires, promotions or other changes in job status consistent with past practice;

(e)           Acquisitions.  Acquire, by merger, consolidation, acquisition of equity interests or assets, or otherwise, any business or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof other than those listed in Schedule 5.1(e), and those included in, or to be consummated to effect plans included in, the 2005 Annual Operating Plan of the Company, dated February 18, 2005 (the “2005 Business Plan”) or, after the First Closing, in any substitute plan or modified or subsequent plan, approved by the Board of Directors of the Surviving Corporation (the “Substitute Business Plan”);

(f)            Dispositions.  Sell, lease, license, transfer, pledge, encumber, grant or dispose of any assets, including the capital stock of Subsidiaries of the Company, other than in the ordinary course of business consistent with past practice and, after the First Closing, those included in the Substitute Business Plan;

(g)           Contracts.  (i) Enter into any Contract of the type described in Section 3.9(a)(v), (vi) or (viii), or (ii) other than in the ordinary course of business, terminate, cancel or request any material change in any Section 3.9 Contract;

(h)           Indebtedness; Guarantees; Loans.  (i) incur, assume or prepay any indebtedness under existing lines of credit, other than after the First Closing, in the ordinary course of business consistent with past practice, (ii) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other Person, or (iii) make any loans, advances or capital contributions to, or investments in, any other Person;

(i)            Capital Expenditures.  Make any capital expenditure, other than capital expenditures provided for in the 2005 Business Plan or within the thresholds listed for certain categories of capital expenditures specified in Schedule 5.1(i) or, after the First Closing Date, in the Substitute Business Plan.  The foregoing shall not prohibit any additional items required be reported in the Financial Statements under GAAP as “capital expenditures”;

(j)            Accounting.  Change its accounting policies or procedures, other than as required by GAAP prior to the First Closing;

(k)           Legal Actions.  Waive, release, assign, settle or compromise any material Legal Actions where the amount claimed is over $200,000;

(l)            Intellectual Property.  Other than in relation to any Patents held jointly by the Company and Parent or the Intellectual Property of Parent or its Subsidiaries, and except for the disclosure of Trade Secrets as required by the applicable patent office pursuant to the filing of a patent application, take any action or omit to take any action that causes any material Company Intellectual Property to become invalidated, abandoned or dedicated to the public domain prior to the First Closing;

(m)          Related Party Agreements.  Amend any of the existing agreements between Parent and the Company, or enter into any new agreements with Parent or enter into any agreements with any Affiliate of Parent or Invus (other than any agreement that can be cancelled upon 30 days’ notice or that, alone or in conjunction with related agreements, involves less than $100,000 in payments by the Company in any 12 month period); or

(n)           Related Actions.  Authorize, propose, commit or agree to do any of the foregoing.

Section 5.2             Other Actions.  Parent and the Company shall not, and shall not permit any of their respective Subsidiaries to, take any action that could reasonably be expected to result in any of the conditions to the Merger set forth in ARTICLE VI of this Agreement not being satisfied or satisfaction of those conditions being delayed.

Section 5.3             Access to Information; Confidentiality.

(a)           The Company shall, and shall cause its Subsidiaries, to:  (i) provide to Parent and its Representatives access at reasonable times upon prior written notice to the officers, employees, agents, properties, books and records of the Company and its Subsidiaries; (ii) furnish promptly such information concerning the Company and its Subsidiaries as Parent or its Representatives may reasonably request; and (iii) on at least a quarterly basis, information as to the Company’s business, operations and financial results.  No investigation conducted under this Section 5.3(a) prior to the Effective Time, however, will affect or be deemed to modify any representation or warranty made in this Agreement.

(b)           Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated April 13, 2005 (the “Confidentiality Agreement”), between Parent and the Company with respect to the information disclosed under this Section 5.3.

(c)           Nothing contained in this Agreement shall give Parent, directly or indirectly, rights to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time (other than those rights Parent has as a stockholder of the Company) or pursuant to other agreements in effect as of the date hereof.  Prior to the Effective Time, the Company shall, consistent with the terms and conditions of this Agreement, exercise complete control and supervision over the operations of the Company and its Subsidiaries.

Section 5.4             No Solicitation; No Public Offering.

(a)           From the date of this Agreement until the Second Closing, the Company shall not, and shall cause each of its Subsidiaries and Representatives not to, directly or indirectly:

(i)            solicit, initiate, facilitate or encourage any inquiries, offers or proposals relating to a Takeover Proposal or a Public Offering;

(ii)           engage in discussions or negotiations with, or furnish or disclose any non-public information relating to the Company or any of its Subsidiaries to, any Person that has made or indicated an intention to make a Takeover Proposal or with respect to a Public Offering;

(iii)          approve, endorse or recommend any Takeover Proposal or a Public Offering;

(iv)          enter into any agreement in principle, arrangement, understanding or Contract relating to a Takeover Proposal or a Public Offering; or

(v)           propose to do any of the foregoing or take any other action inconsistent with the obligations of the Company under this Section 5.4.

(b)           The Company shall, and shall cause each of its Subsidiaries and Representatives to, immediately cease any existing solicitations, discussions or negotiations with any Person that has made or indicated an intention to make a Takeover Proposal or with respect to a Public Offering.

(c)           The Company shall notify Parent promptly upon receipt of (i) any Takeover Proposal or indication that any Person is considering making a Takeover Proposal or (ii) any request for non-public information relating to the Company or any of its Subsidiaries.

Section 5.5             Notices of Certain Events.

(a)           The Company shall notify Parent promptly of (i) any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement, (ii) any communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, (iii) any Legal Actions threatened or commenced against or otherwise affecting the Company or any of its Subsidiaries or (iv) any event, change, occurrence, circumstance or development between the date of this Agreement and the Effective Time that (A) makes any of the representations or warranties of the Company contained in this Agreement untrue or inaccurate or (B) causes or is reasonably likely to cause any breach of its obligations under this Agreement.

(b)           Parent shall notify the Company promptly of (i) any communication from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the transactions contemplated by this Agreement, (ii) any communication from any Governmental Entity in connection with the transactions contemplated by this Agreement or (iii) any event, change, occurrence, circumstance or development between the date of this Agreement and the Effective Time that (A) makes any of the representations or warranties of Parent contained in this Agreement untrue or inaccurate or (B) causes or is reasonably likely to cause any breach of the obligations of Parent or Merger Sub under this Agreement.

Section 5.6             Directors’ and Officers’ Indemnification and Insurance.

(a)           All rights to indemnification now existing in favor of any director or officer of the Company or any of its Subsidiaries (the “D&O Indemnified Parties”) as provided in (i) the Company Organizational Documents, which provisions shall not be amended, repealed or otherwise modified for a period of not less than six years from the Effective Time in any manner that would adversely affect the rights thereunder of the D&O Indemnified Parties, and (ii) any agreements between a D&O Indemnified Party and the Company or one of its Subsidiaries or otherwise in effect on the date of this Agreement, shall survive the Merger and become an obligation of the Surviving Corporation and shall continue in full force and effect for a period of not less than six years after the Effective Time; provided, however, that all rights to indemnification asserted or made within such period shall continue until the disposition of such indemnified liabilities.  Parent shall obtain as of the Effective Time “tail” insurance policies with a claims period of at least six years from the Effective Time with respect to the directors’ and officers’ liability insurance in amount and scope at least as favorable as the coverage applicable to the Company’s directors as in effect on the date of this Agreement.

(b)           Parent shall indemnify and hold harmless all D&O Indemnified Parties to the fullest extent permitted by applicable Laws with respect to any claim, liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise, cost or expense (including reasonable fees and expenses of legal counsel), against any D&O Indemnified Party in his or her capacity as an officer or director of the Company or its Subsidiaries, whenever asserted or claimed, based in whole or in part on, or arising in whole or in part out of, any facts or circumstances occurring at or prior to the Effective Time whether commenced, asserted or claimed before or after the Effective Time, including liability arising under the Securities Act, the Exchange Act or any other Law and including any liability arising out of or pertaining to the transactions contemplated by this Agreement, in each case to the same extent as provided in the Company Organizational Documents or any other applicable contract or agreement in effect on the date of this Agreement.  In the event of any claim, liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise, cost or expense described in the preceding sentence, Parent shall pay the reasonable fees and expenses of counsel selected by the D&O Indemnified Parties promptly after statements are received in advance of settlement, judgment or other resolution thereof to such D&O Indemnified Party upon request reimbursement of documented expenses reasonably incurred, provided the applicable D&O Indemnified Parties provide an undertaking to repay all advanced expenses if it is finally judicially determined that such D&O Indemnified Parties are not entitled to indemnification.

Section 5.7             Commercially Reasonable Efforts.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Laws, each of the parties to this Agreement shall use its reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions set forth in ARTICLE VI are satisfied and to consummate the transactions contemplated by this Agreement as promptly as practicable.

Section 5.8             Consents; Filings; Further Action.  Upon the terms and subject to the conditions of this Agreement and in accordance with applicable Laws, each of Parent and the Company shall use its reasonable commercial efforts to obtain any consents, approvals or other authorizations, and make any filings and notifications required in connection with the transactions contemplated by this Agreement, including, but not limited to, the 228 Notice and Appraisal Notice immediately following execution of the Principal Stockholders Agreement.

Section 5.9             Public Announcements.  Except as may be required by law, prior to the Second Closing, neither Parent nor the Company shall issue any press release or otherwise make any public statements about this Agreement or any of the transactions contemplated by this Agreement without the consent of the other, which consent shall not be unreasonably withheld or delayed, provided, however, that no consent shall be required for Parent to make such public disclosure as its legal counsel deems necessary, provided that Parent in such circumstances shall, to the extent practicable and as soon as practicable, be obliged to first provide a copy of any anticipated announcement to the Company and have due regard to any comments made thereon by the Company in good faith.

Section 5.10           Fees, Costs and Expenses.  Other than as provided for in this Agreement, whether or not the Merger is consummated, all expenses (including those payable to Representatives) incurred by Parent, the Company or the Principal Stockholder in connection with the transactions contemplated by this Agreement shall be paid by the party incurring those expenses.

Section 5.11           Defense of Litigation.  The Company shall not settle or offer to settle any Legal Action against the Company, any of its Subsidiaries or any of their respective directors or officers by any stockholder of the Company arising out of or relating to this Agreement or the transactions contemplated by this Agreement without the prior written consent of Parent.  The Company shall not cooperate with any Person that may seek to restrain, enjoin, prohibit or otherwise oppose the transactions contemplated by this Agreement, and the Company shall cooperate with Parent and Merger Sub in resisting any such effort to restrain, enjoin, prohibit or otherwise oppose such transactions.

Section 5.12           Tax Matters.  During the period from the date of this Agreement to the Effective Time, the Company and its Subsidiaries shall:

(a)           prepare and timely file all Tax Returns required to be filed by them on or before the First Closing Date (“Post-Signing Returns”) in a manner consistent with past practice, except as otherwise required by applicable Laws;

(b)           consult with Parent with respect to all material Post-Signing Returns and deliver drafts of such Post-Signing Returns to Parent no later than ten Business Days prior to the date on which such Post-Signing Returns are required to be filed;

(c)           fully and timely pay all Taxes due and payable in respect of such Post-Signing Returns that are so filed;

(d)           properly reserve (and reflect such reserve in their books and records and financial statements), for all Taxes payable by them for which no Post-Signing Return is due prior to the Effective Time in a manner consistent with past practice;

(e)           promptly notify Parent of any material Legal Action or audit pending or threatened against the Company or any of its Subsidiaries in respect of any material Tax matter, and not settle or compromise any such Legal Action or audit, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, without Parent’s prior written consent which consent may not be unreasonably withheld;

(f)            not make or revoke any material Tax election or adopt or change a material Tax accounting method or period without Parent’s prior written consent which consent may not be unreasonably withheld; and

(g)           terminate all contracts relating to the sharing, allocation or indemnification of Taxes to which the Company or any of its Subsidiaries is a party such that there are no further Liabilities thereunder.

Section 5.13           Maintenance and Prosecution of Intellectual Property.

(a)           The Company shall continue to take all reasonable steps to protect and maintain the Company Intellectual Property consistent with the Company’s past practices.  The Company shall continue to back up all material Software and databases and shall maintain such Software and databases at a secure off-site location in accordance with past practices.

(b)           Other than in relation to any Patents held jointly by the Company and Parent or the Intellectual Property of Parent or its Subsidiaries, the Company shall promptly notify Parent (i) if it knows that any material Company Intellectual Property will become abandoned or dedicated to the public domain except for the disclosure of

Trade Secrets as required by the applicable patent office pursuant to the filing of a patent application, or (ii) if it has received notice of any material adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the U.S. Patent and Trademark Office (the “USPTO”) or the U.S. Copyright Office (the “Copyright Office”) or equivalent office in any foreign jurisdiction, any court or tribunal in the United States or any political sub-division thereof, or any court or tribunal in any foreign jurisdiction), other than non-final determinations of the USPTO or the Copyright Office or any equivalent office or any court or tribunal, regarding its ownership of any Company Intellectual Property or its right to register the same or to keep, maintain and/or use the same.

Section 5.14           Sarbanes-Oxley; Accounting.  The Company shall, and shall cause each of its Subsidiaries to, cooperate reasonably and in good faith with Parent, and its advisors and representatives, to provide access to such information related to the internal controls, the disclosure controls and procedures and the financial results of its operations (including all relevant balance sheet information) of the Company and its Subsidiaries with a view to permitting Parent subsequent to the Effective Time, to comply with its obligations to (i) file certifications in accordance with Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (“SOXA”), (ii) report on internal control over financial reporting under Section 404 of SOXA for the fiscal year ending December 31, 2005 (clauses (i) and (ii) collectively, the “SOXA Obligations”), and (iii) prepare the financial statements of Parent and its Subsidiaries in accordance with GAAP.

Section 5.15           Exercise of Warrants.  Each of the Company and Parent shall take all requisite actions so that, immediately prior to the First Closing and prior to the Exchange, each warrant to acquire shares of Company Common Stock held by Parent pursuant to the Warrant Agreements (collectively, the “Warrants”), outstanding immediately prior to the First Closing, shall be exercised for shares of Company Common Stock in accordance with the terms of the respective Warrant Agreements related thereto and such shares shall be issued.

Section 5.16           Charter Amendment and Exchange.  The Company Charter shall be amended prior to the First Closing to create a second class of common stock, to be called “Class B Common Stock, par value $0.01 per share,” which shall have the same rights and privileges as, and shall rank pari passu with, the Company Common Stock (the “Charter Amendment”) and an appropriate Certificate of Amendment shall be filed with the Secretary of State of the State of Delaware following receipt by the Company of the Principal Stockholders Consent with respect to the Charter Amendment.  Following the effectiveness of the Charter Amendment, Parent and the Principal Company Stockholder shall each exchange its shares of Company Common Stock for Class B Common Stock on a one-for-one basis (the “Exchange”).  For this purpose, the Certificates held by Parent and the Principal Company Stockholder immediately prior to the Exchange shall be deemed to represent Class B Common Stock after the Exchange and the stock record books of the Company will indicate the issuance of such Class B Common Stock and the cancellation of such Company Common Stock.

Section 5.17           Financing.  Parent shall use its reasonable commercial efforts to obtain the funds necessary (taking into account Parent’s available cash) to pay the Merger Consideration, the consideration payable to the holders of Parent Company Options under Section 5.18, the exercise price of the Warrants, and to provide to Merger Sub the aggregate exercise price of the Vested Stock Options, the Unvested Stock Options and the Option Merger Price for the Vested Stock Options, together with its expenses relating to the foregoing and the Merger (the “Financing”).

Section 5.18           Parent Company Options.  Parent (acting through its Board of Directors or an appropriate committee thereof) shall take all requisite action so that, as of the Effective Time, all Parent Company Options, whether or not vested, and whether or not exercisable, shall be purchased by Parent for a price equal to $25.21 minus the exercise price of such Parent Company Option, it being understood that Parent shall thereafter retain the shares of Company Common Stock that were subject to the Parent Company Options, but such shares of Company Common Stock shall no longer be subject to any option.

Section 5.19           Waiver Under Credit Agreement.  (a) Parent shall take all actions necessary to amend or otherwise obtain a waiver (the “Waiver”) under the Fifth Amended and Restated Credit Agreement, as amended, among Parent, Various Financial Institutions, Credit Suisse First Boston and the Bank of Nova Scotia, dated as of January 21, 2004 (the “Credit Agreement”), so that neither the Company nor the Surviving Corporation shall be required to become a Subsidiary Guarantor (as defined in the Credit Agreement), or otherwise incur or become subject to any Liability or guaranty requirement, under the Credit Agreement.

(b)  Parent’s actions under this Section 5.19 shall be directed and approved by a member of the Board of Directors of Parent, who shall be a director selected by the representatives of the Principal Company Stockholder on such Board.  The Principal Company Stockholder agrees to reimburse Parent for any bank waiver or amendment fees and any legal, accounting or other out-of-pocket expenses (whether for Parent or the lenders under the Credit Agreement), incurred by Parent in connection with carrying out this Section 5.19, up to a maximum reimbursement of $500,000 in the aggregate.

ARTICLE VI

CONDITIONS

Section 6.1             Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver on or prior to the First Closing Date of each of the following conditions:

(a)           Stockholder Approval.  The Principal Stockholders Agreement shall be in full force and effect, and there shall be no revocation thereof, and this Agreement and the Charter Amendment shall have been duly adopted and the Merger and the Merger Agreement shall have been approved, and the Charter Amendment shall have been duly approved by the Principal Stockholders Consent.  The Appraisal Notice and the 228 Notice shall have been mailed to all Company stockholders.

(b)           Antitrust.  Any consents, approvals or other authorizations, and any filings or notifications, required under any Foreign Competition Laws, the absence of which would prohibit consummation of the Merger or limit Parent from exercising full ownership rights with respect to the Company shall have been obtained or made.

(c)           Consents.  All consents, approvals and other authorizations of any foreign, national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal, arbitral body or self regulated entity, whether domestic or foreign (each, a “Governmental Entity”) required to consummate the Merger and the other transactions contemplated by this Agreement (other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware) (the “Governmental Consents”), other than those Governmental Consents that the failure to obtain could not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect, shall have been obtained, free of any condition.

(d)           No Injunctions or Restraints.  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Laws or Orders (whether temporary, preliminary or permanent) that prohibits or materially restrains the consummation of the transactions contemplated hereby.

(e)           Charter Amendment and Company Class B Common Stock Exchange.  The Company shall have filed the Charter Amendment with the Secretary of State of the State of Delaware on or prior to the First Closing Date and the Exchange shall have taken place.

(f)            Redemption Agreement.  The Redemption Agreement shall be in full force and effect.

(g)           Waiver.  The Waiver, as contemplated by Section 5.19, shall have been obtained by Parent in form and substance satisfactory to Parent and such Waiver shall be in full force and effect.

Section 6.2             Conditions to Obligations of Parent and Merger Sub.  The obligations of each of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent (with respect to waiver, solely by action of the Special Committee) on or prior to the First Closing Date of the following conditions:

(a)           Representations and Warranties.  (i) The representations and warranties of the Company set forth in this Agreement that are qualified as to materiality or Company Material Adverse Effect shall be true and correct without regard to such materiality qualification, and (ii) the representations and warranties of the Company set forth in this Agreement that are not so qualified shall be true and correct, as though made on and as of the First Closing Date, except for representations or warranties made as of a specified date, the accuracy of which shall be determined as of that specified date, unless the failure of such representations or warranties referred to in clauses (i) and (ii) to be true and correct (as of the appropriate dates) could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)           Performance of Obligations.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the First Closing Date.

(c)           Company Material Adverse Effect.  Since the date of this Agreement, there shall have been no Company Material Adverse Effect.

(d)           Officer’s Certificate.  Parent shall have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c).

(e)           Consents Under Agreements.  The Company shall have obtained the consent, approval or other authorization of each Person that is not a Governmental Entity whose consent, approval or authorization is required to consummate the Merger and the other transactions contemplated by this Agreement, except those for which the failure to obtain could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(f)            Director Resignations.  Parent shall have received written resignation letters, to the extent requested in accordance with implementing Section 1.7, from each of the members of the board of directors of the Company effective as of the Effective Time.

(g)           Financing.  Parent shall have obtained the Financing.

(h)           Warrants.  Parent shall have exercised the Warrants as contemplated by Section 5.15 and Parent shall have received the Company Common Stock issued pursuant to such Warrants.

(i)            Principal Stockholders Agreement.  The Principal Company Stockholders Agreement shall be in full force and effect.

Section 6.3             Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the First Closing Date of the following conditions:

(a)           Representations and Warranties.  (i) The representations and warranties of each of Parent and Merger Sub set forth in this Agreement that are qualified as to materiality or Parent Material Adverse Effect shall be true and correct without regard to such materiality qualification, and (ii) the representations and warranties of Parent and Merger Sub set forth in this Agreement that are not so qualified shall be true and correct, as though made on and as of the First Closing Date, except for representations or warranties made as of a specified date, the accuracy of which shall be determined as of that specified date, unless the failure of such representations or warranties referred to in clauses (i) and (ii) to be true and correct (as of the appropriate dates) could not, individually or in the aggregate reasonably be expected to have a Parent Material Adverse Effect.

(b)           Performance of Obligations.  Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the First Closing Date.

(c)           Officer’s Certificate.  The Company shall have received a certificate, signed by a senior executive officer of Parent, certifying as to the matters set forth in Section 6.3(a) and Section 6.3(b).

Section 6.4             Frustration of Closing Conditions.  None of the parties to this Agreement may rely on the failure of any condition set forth in this ARTICLE VI to be satisfied if such failure was caused by such party’s failure to use commercially reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement.

ARTICLE VII

INDEMNIFICATION

Section 7.1             Survival of Representations and Warranties.  All representations and warranties of the Company contained in Article III or of Parent contained in Article IV of this Agreement, and in any certificate, document or instrument delivered in connection therewith, shall survive the First Closing; provided, however, that: the representations and warranties of the Company set forth in Article III of the Merger Agreement shall terminate on the Expiration Date, except for:  (i) the representations and warranties of the Company contained in Sections 3.1 (Organization, Standing and Power), 3.3 (Capital Structure), 3.4 (Authority; Non-contravention) and 3.14 (Taxes), which shall terminate upon the expiration of the applicable statute of limitations and (ii) the representations and warranties of Parent and Merger Sub contained in Sections 4.1 (Organization, Standing and Power), 4.4 (Authority; Non-contravention) and 4.6 (Parent Company Common Stock, Warrant and Options), which shall terminate upon the expiration of the applicable statute of limitations.  Any investigations by or on behalf of any Indemnified Party shall not constitute a waiver as to enforcement of any representation or warranty.  Any claim made by any Indemnified Party prior to the applicable survival date shall survive until such time as such claim is finally resolved.

Section 7.2             Indemnification by the Principal Company Stockholder and Other Holders.

(a)           In addition to the indemnification for certain Taxes set forth in the Redemption Agreement, which shall solely govern on such Taxes, subsequent to the First

Closing, subject to the limitations set forth in Section 7.5 and notwithstanding the First Closing:

(A)          the Principal Company Stockholder, on a joint and several basis; and

(B)           each of the Other Holders, on a several basis only, in relation to each such Other Holder’s Pro Rata Portion of the Proportionate Damages (as such terms are defined below),

shall indemnify and hold Parent and Merger Sub (or the Company, if appropriate) (the “Indemnified Parties”) harmless against and with respect to, and shall reimburse the Indemnified Parties for the following (collectively, “Proportionate Damages”): an amount equal to (x) the Applicable Percentage multiplied by (y) the amount of any and all liabilities or damages resulting to Parent or Merger Sub (or the Company if appropriate) from (i) any breach of any representation or warranty of the Company (subject to Section 7.1) or (ii) any nonfulfillment prior to the Effective Time of any covenant or agreement by the Company made in this Agreement, including, without limitation, any certificate, document or instrument prepared by the Company and delivered to any of the Indemnified Parties under this Agreement.  Notwithstanding the foregoing, no Indemnified Party shall be entitled to recovery from the Principal Company Stockholder or any Other Holder of any Proportionate Damages which result from actual fraud, intentional misrepresentation or criminal activity on the part of such Indemnified Party.

(b)           The Indemnified Parties’ right to indemnification under Section 7.2(a) shall be exercised on behalf of Parent or Merger Sub solely through action of the Special Committee, if still in effect, or by the approval of the then independent directors on the Board of Directors of Parent.

(c)           Notwithstanding any provision contained in this Agreement to the contrary, the Indemnified Parties shall not be entitled to indemnification hereunder with respect to any breach of any representation, warranty or covenant in this Agreement in circumstances where, and to the extent that, (i) prior to the date hereof, Parent had actual knowledge of a potential or actual breach of such representation, warranty or covenant where such actual knowledge was acquired or derived from written information provided to Parent by the Company or a Subsidiary in written form or in the possession of Parent in written form, in both cases, in the ordinary course of business or (ii)  the events, circumstances and consequences of such breach arise from acts or omissions which were taken by, or on behalf of, the Company in conjunction with, after consultation with or at the direction of Parent.

Section 7.3             Indemnification by Parent.  Parent shall save, defend, indemnify and hold harmless the Principal Company Stockholder and each of the Other Holders (collectively, the “Stockholder Indemnified Parties”) from and against any and all liabilities or damages resulting to such Stockholder Indemnified Party from (i) any breach of any representation or warranty of Parent or Merger Sub (subject to Section 7.1) or (ii) any nonfulfillment of any covenant or agreement by Parent or Merger Sub made in this Agreement, including, without limitation, any certificate, document or instrument prepared by Parent or Merger Sub and delivered to any of the Stockholder Indemnified Parties under this Agreement.  Notwithstanding the foregoing, no Stockholder Indemnified Party shall be entitled to recovery from Parent of any liabilities or damages which result from actual fraud, intentional misrepresentation or criminal activity on the part of such Stockholder Indemnified Party.

Section 7.4             Procedure for Indemnification.  The procedure for indemnification shall be as follows:

(a)           The Person claiming indemnification (the “Claimant”) shall give written notice to the Person from whom indemnification is sought (the “Indemnifier”) of any claim, whether between the parties or brought by a third party, promptly after receiving notice or becoming aware thereof, and such notice shall specify in reasonable detail (i) the factual basis for such claim and (ii) the amount of the claim; provided, however, that any delay by the Claimant in giving such notice shall not relieve the Indemnifier of its obligations under this Agreement except and only to the extent that the Indemnifier is prejudiced by such delay.

(b)           If such notice from the Claimant pertains to a breach of a representation, warranty, covenant or agreement contained in this Agreement, or other similar demand for direct indemnification pursuant to this Agreement, then the Indemnifier shall have thirty (30) days following receipt of the Claimant’s notice to make such investigation of the claim as the Indemnifier deems necessary or desirable.  For the purposes of such investigation, the Claimant agrees to make available to the Indemnifier and its authorized representatives the information relied upon by the Claimant to substantiate the claim.  If the Claimant and the Indemnifier agree at or prior to the expiration of said thirty (30) day period (or any mutually agreed upon extension thereof) on the validity and amount of such claim, the Indemnifier shall immediately pay to the Claimant the full amount of the claim.  Otherwise, the Claimant and Indemnifier shall have such rights as may be available to them under this Agreement and applicable Laws.

(c)           If such notice from the Claimant pertains to a claim or demand by a third party, then as soon as reasonably practicable thereafter the Indemnifier shall (i) make such investigation of the claim or demand as the Indemnifier deems necessary or desirable and (ii) notify the Claimant of whether or not the Indemnifier desires to defend the Claimant against such claim or demand.  During such period prior to notification by the Indemnifier, the Claimant shall make such filings, including motions for continuance (and answers if a motion for continuance has not been granted), as may be necessary to preserve the parties’ positions and rights with respect to such claim or demand; provided, however, that any failure by the Claimant to do so shall not relieve the Indemnifier of its obligations under this Agreement except and only to the extent that the Indemnifier is prejudiced by such delay.

(d)           The Indemnifier may elect to defend the Claimant against such third party claim or demand, and then the Indemnifier shall have the sole power to direct and control such defense and settlement.  The Claimant (i) shall cooperate with the

Indemnifier and its counsel with respect to any such claim or demand by providing the Indemnifier with reasonable access to the Claimant’s relevant employees and business records and (ii) shall use its commercially reasonable efforts to assist, and to cause the Claimant’s employees and counsel to assist, in the defense of such claim or demand.  Upon confirmation by the Indemnifier of its desire to assume the defense to such claim or demand on the terms set forth above, the Indemnifier shall not be liable to the Claimant for any reasonable legal fees and expenses subsequently incurred by the Claimant, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request for cooperation or assistance by the Indemnifier; provided, however, that if, in the reasonable opinion of counsel to the Claimant, there exists a conflict of interest between the Indemnifier and the Claimant, the Indemnifier shall be liable for the reasonable legal fees and expenses of separate counsel to the Claimant.  If the Claimant desires to participate in, but not control, any such defense, it may do so at its sole cost and expense; provided, that in any action seeking an injunction or decree, the effect of which would be to limit in any respect the future activity of the Claimant, the Claimant shall be entitled to participate in the defense of such action at the Indemnifier’s expense.  The Claimant shall not settle, compromise, discharge or otherwise admit to any liability for any claim or demand without the prior written consent of the Indemnifier (which consent shall not be unreasonably withheld or delayed).  The Indemnifier shall not settle, compromise, discharge or otherwise admit to any liability for any claim or demand for equitable relief on a basis that would adversely affect the future activity or conduct of the Claimant without the prior written consent of the Claimant (given or withheld in its sole discretion).

(e)           If the Indemnifier elects not to defend the Claimant against such third party claim or demand (or fails to promptly and reasonably prosecute such defense), the Claimant shall have the right to defend the claim or demand through appropriate proceedings and shall have the sole power to direct and control such defense at the Indemnifier’s sole cost and expense if and to the extent that such claim is subject to indemnity hereunder.  The Indemnifier shall have the right, at its sole cost and expense, to participate in the defense or settlement of any third party claim for which it may be liable.

Section 7.5             Limits on Indemnification.

(a)           No claim may be asserted against any Person for Proportionate Damages, unless written notice of such claim is given pursuant to Section 9.7 to the Principal Company Stockholder or the relevant Other Holder, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim, on or prior to the date on which the representation, warranty or covenant on which such claim is based ceases to survive as set forth in Section 2.1, in which case such representation, warranty or covenant shall survive as to such claim until such claim has been finally resolved.

(b)           Notwithstanding any provision contained in this Agreement to the contrary:  (i) neither the Principal Company Stockholder nor any of the Other Holders

(collectively, the “Stockholders”) shall be liable to any Indemnified Party for any claim for indemnification unless and until the aggregate amount of indemnifiable Proportionate Damages equals or exceeds $3,000,000, in which case the Stockholders shall be liable only for the Proportionate Damages in excess of such amount; (ii) the maximum aggregate amount of indemnifiable Proportionate Damages which may be recovered by the Indemnified Parties shall be an amount equal to 20% of the result of (x) the Applicable Percentage multiplied by (y) the result of $25.21 multiplied by the Fully Diluted Shares; (iii) no Proportionate Damages may be claimed by any Indemnified Party or shall be reimbursable by or shall be included in calculating the aggregate Proportionate Damages set forth in clause (i) above other than Proportionate Damages in excess of $10,000 resulting from any single claim or aggregated claims arising out of the same facts, events or circumstances; (iv) no party hereto shall have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including business interruption, loss of future revenue, profits or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement; (v) the liability of each Other Holder with respect to any Proportionate Damages hereunder shall be limited to such Other Holder’s Pro Rata Portion of such Proportionate Damages.  The “Pro Rata Portion” of Proportionate Damages attributable to each Other Holder shall be determined by a fraction, the numerator of which is the aggregate number of shares of Company Common Stock and Option Shares subject to Vested Company Options held by such Other Holder immediately prior to the Effective Time, and the denominator of which is the sum of (x) the number of shares of Company Common Stock and Option Shares subject to Vested Stock Options held by all Other Holders plus (y) the number of shares of Class B Common Stock held by the Principal Company Stockholder, in each case immediately prior to the Effective Time.

(c)           For all purposes of this Article VII, “Proportionate Damages” shall be net of (i) any insurance or other recoveries payable to the Indemnified Party or its Subsidiaries in connection with the facts giving rise to the right of indemnification and (ii) any Tax benefit available to such Indemnified Party or its Affiliates arising in connection with the accrual, incurrence or payment of any such Proportionate Damages (including, without limitation, the net present value (using the Indemnified Party’s average cost of borrowing for the year in which such Proportionate Damages are first accrued, incurred or paid) of any Tax benefit arising in subsequent taxable years).

(d)           The Indemnified Parties and the Principal Company Stockholder shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by making commercially reasonably efforts to resolve any such claim or liability.  In the event that any of Indemnified Parties and the Principal Company Stockholder shall fail to make such commercially reasonably efforts to resolve any claim or liability, then notwithstanding anything else to the contrary contained herein, the other party shall not be required to indemnify any person for any loss, liability, claim, damage or expense that could reasonably be expected to have been avoided if the Indemnified Parties and the Principal Company Stockholder, as the case may be, had made such efforts.

(e)           Notwithstanding any provision contained in this Agreement to the contrary, the Principal Company Stockholder shall not be required to make any payment as indemnification hereunder unless and until it has received, pursuant to the Redemption Agreement, an amount at least equal to the amount of any such payment.

Section 7.6             Assignment of Claims; Contribution.

(a)           Notwithstanding and in addition to any and all rights to contribution under applicable Law, if any Indemnified Party receives any payment from the Principal Company Stockholder in respect of any Proportionate Damages pursuant to Article VII and the Indemnified Party could have recovered all or a part of such Proportionate Damages from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Principal Company Stockholder, the Indemnified Party shall assign, on a non-recourse basis and without any representation or warranty, such of its rights to proceed against the Potential Contributor as are necessary to permit the Principal Company Stockholder to recover from the Potential Contributor the amount of such payment.  Any payment received from such third party in respect of such claim shall be distributed to the Principal Company Stockholder in an amount equal to the aggregate payments made by the Principal Company Stockholder to the Indemnified Party in respect of such claim, plus costs and expenses incurred in investigating, defending or otherwise incurred in connection with addressing such claim.

(b)           In the event that the Principal Company Stockholder makes a payment, other than a payment from the Escrow Fund, to any of the Indemnified Parties in satisfaction of a liability that any Other Holder would otherwise have owed to such Indemnified Party, the Principal Company Stockholder shall have a corresponding right of contribution from any and all such Other Holders and shall be entitled to satisfy such obligations from the Escrow Fund, and if no monies remain in the Escrow Fund, the Principal Company Stockholder may then commence enforcement proceedings against any and all such Other Holders.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1             Termination by Mutual Consent.  This Agreement may be terminated at any time prior to the Effective Time by mutual written consent of Parent (solely by action of the Special Committee) and the Company.

Section 8.2             Termination by Either Parent or the Company.  This Agreement may be terminated by either Parent (solely by action of the Special Committee) or the Company at any time prior to the Effective Time (including after the receipt of the Principal Stockholders Consent):

(a)           if the Merger has not been consummated by September 30, 2005, except that the right to terminate this Agreement under this clause (a) shall not be available to any party to this Agreement whose failure to fulfill any of its obligations has been a principal cause of, or resulted in, the failure to consummate the Merger by such date;

(b)           if any Law prohibits consummation of the Merger; or

(c)           if any Order restrains, enjoins or otherwise prohibits consummation of the Merger, and such Order has become final and nonappealable.

Section 8.3             Termination by Parent.  This Agreement may be terminated by Parent (solely by action of the Special Committee) at any time prior to the Effective Time if the Company breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.2(a), Section 6.2(b) or Section 6.2(c) and (ii) has not been cured by the Company within twenty (20) Business Days after the Company’s receipt of written notice of such breach from Parent.

Section 8.4             Termination by the Company.

(a)           This Agreement may be terminated by the Company at any time prior to the Effective Time if Parent breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) has not been cured by Parent within twenty (20) Business Days after Parent’s receipt of written notice of such breach from the Company.

Section 8.5             Effect of Termination.  If this Agreement is terminated pursuant to this ARTICLE VIII, it shall become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent or representative of such party), except that if such termination results from the willful (a) failure of any party to perform its obligations or (b) breach by any party of its representations or warranties contained in this Agreement, then such party shall be fully liable for any Liabilities incurred or suffered by the other parties as a result of such failure or breach.  The provisions of Section 5.10, Section 8.5 and ARTICLE IX shall survive any termination of this Agreement.

Section 8.6             Amendment.

(a)           This Agreement may be amended by the parties to this Agreement (in the case of Parent, solely by action of the Special Committee) at any time prior to the Second Closing, so long as (a) no amendment that requires stockholder approval under applicable Laws shall be made without such required approval and (b) such amendment has been duly approved by the board of directors of each of Parent (acting solely through the Special Committee), Merger Sub (if prior to the Effective Time) and the Company.  This Agreement may not be amended except by an instrument in writing signed by each of the parties (in the case of Parent, solely by action of the Special Committee) to this Agreement.

(b)           The Principal Stockholders Agreement and the Redemption Agreement, (collectively, the “Other Agreements”), may not be amended without the consent of the Special Committee; provided that notwithstanding the foregoing or clause (a) hereof the Escrow Agreement and the Letter of Transmittal may be amended by the Company at any time, without Parent’s consent, and, prior to execution and delivery thereof by the other party thereto, without such other party’s consent.

Section 8.7             Extension; Waiver.  At any time prior to the Second Closing, Parent (solely by action of the Special Committee) and Merger Sub (if prior to the Effective Time), on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party under this Agreement or any of the Other Agreements, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement or, (c) subject to applicable Laws, waive compliance with any of the covenants or conditions contained in this Agreement or in any of the Other Agreements.  Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such party.  The failure of any part to assert any of its rights under this Agreement or the Other Agreements or otherwise shall not constitute a waiver of such rights.

Section 8.8             Transfer Taxes.  Parent shall be liable for and shall hold the Principal Company Stockholder harmless against any real property transfer or gains, sales, use, transfer, value added, stock transfer, and stamp taxes, any recording, registration, and other fees and any similar Taxes (“Transfer Taxes”) which become payable in connection with the transactions contemplated by this Agreement.  Parent, after the review and consent of the Principal Company Stockholder, shall file such returns, forms and documents as shall permit any such tax to be assessed and paid over prior to the First Closing Date.  The parties will cooperate with each other in timely completing and filing all returns, forms and documents as may be required in connection with the payment of any Transfer Taxes.

ARTICLE IX

MISCELLANEOUS

Section 9.1             Certain Definitions.  For purposes of this Agreement:

(a)           “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

(b)           “Applicable Percentage” means, at any given time, 62.03% minus the following expressed as a percentage: 100% multiplied by (x) the sum of the number of Dissenting Shares and formerly Dissenting Shares plus the Option Shares subject to Unvested Stock Options divided by (y) the number of Fully Diluted Shares.

(c)           “Business Day” means any day, other than Saturday, Sunday or a U.S. federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern time.

(d)           “Company Employment Agreements” means any Contracts with employees, directors, officers or consultants whose base salary (or equivalent) is greater than $150,000 per annum.

(e)           “Company Intellectual Property” means Intellectual Property currently used by the Company and its Subsidiaries in their respective businesses as presently conducted.

(f)            “Company Material Adverse Effect” means any event, change, occurrence, circumstance or development which, individually or together with any one or more other events, changes, occurrences, circumstances or developments has had or could reasonably be expected to have a material adverse effect on the business, assets, properties, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or on the ability of the Company to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

(g)           “Company Organizational Documents” means, with respect to the Company, the Company Charter and the Company Bylaws and, with respect to any of the Company’s Subsidiaries, the certificate of incorporation and bylaws (or the equivalent organizational documents) of the Company’s Subsidiaries, in each case, as in effect on the date of this Agreement.

(h)           “Contracts” means any written or oral contracts, agreements, licenses, notes, bonds, mortgages, indentures, commitments, leases or other instruments.

(i)            “Deferred Merger Consideration” means the aggregate of the Deferred Per Share Merger Consideration multiplied by sum of (i) the number of shares of Company Common Stock and (ii) the number of Option Shares subject to Vested Stock Options, in each case immediately prior to the Effective Time.

(j)            “Deferred Per Share Merger Consideration” means $5.60 allocated to indemnification, fees and expenses as set forth in the Escrow Agreement and Letter of Transmittal.

(k)           “Exchange Act” means the Securities Exchange Act of 1934.

(l)            “Expiration Date” means the date which is 18 months after the Effective Time.

(m)          “Fully Diluted Shares” means the aggregate number of shares of Company Common Stock, Company Class B Common Stock and Option Shares outstanding or, in the case of the Option Shares, subject to the Vested Stock Options and Unvested Stock Options outstanding, immediately prior to the Effective Time.

(n)           “GAAP” means generally accepted accounting principles, as used in the United States of America.

(o)           “Hazardous Substances” means:  (i) any substance that is listed, classified or regulated as “hazardous” under any Environmental Laws; or (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon.

(p)           “Initial Merger Consideration” means the aggregate of the Initial Per Share Merger Consideration multiplied by sum of (i) the number of shares of Company Common Stock and (ii) the number of shares of Option Shares subject to Vested Stock Options, in each case immediately prior to the Effective Time.

(q)           “Initial Option Merger Price” shall be equal to the Option Merger Price minus the Deferred Per Share Merger Consideration.

(r)            “Initial Per Share Merger Consideration” means $25.21 minus the Deferred Per Share Merger Consideration, or $19.61.

(s)           “Intellectual Property” shall mean all of the following, as they exist anywhere in the world:  (i) patents, patent applications and inventions, designs and improvements described and claimed therein (including any divisions, continuations, continuations-in-part, reissues, reexaminations, or interferences thereof, whether or not patents are issued on any such applications and whether or not any such applications are modified, withdrawn, or resubmitted) (“Patents”); (ii) trademarks, service marks, trade dress, trade names, brand names, designs, logos, or corporate names, whether registered or unregistered, and all registrations and applications for registration thereof (“Trademarks”); (iii) copyrights and mask work rights, including all renewals and extensions thereof, copyright registrations and applications for registration thereof, and non-registered copyrights (“Copyrights”); (iv) trade secrets, including any know-how, inventions, processes, procedures, databases, confidential business information, concepts, ideas, designs, research or development information, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, technical data, discoveries, modifications, extensions, improvements, and other proprietary information (whether or not patentable or subject to copyright or mask work protection) that constitute trade secrets under applicable law (“Trade Secrets” ) (v) Software; and (vi) Internet domain name registrations.

(t)            “IP Licenses” means any licenses or sublicenses of Intellectual Property, or covenants not to sue for infringement of Intellectual Property.

(u)           “Knowledge” means, when used with respect to Parent, the actual knowledge of the directors and executive officers of Parent and when used with respect to the Company, the actual knowledge of David Kirchhoff, Daniel Rootenberg, Jeffrey Fiarman and Michael Basone.

(v)           “Laws” means any domestic or foreign laws, statutes, ordinances, rules, regulations, codes or executive orders enacted, issued, adopted, promulgated or applied by any Governmental Entity.

(w)          “Liabilities” means liabilities or obligations of any kind, whether accrued, contingent, absolute, inchoate or otherwise.

(x)            “Liens” means any liens, pledges, security interests, claims, options, rights of first offer or refusal, charges or other encumbrances.

(y)           “Market Value” shall mean the average of the closing prices of Parent’s Common Stock, no par value, on the New York Stock Exchange for the five (5) trading days ending on the second trading day immediately prior to the date on which the Effective Time occurs.

(z)            “Material Contract” means any Contract pursuant to which, in 2004, the Company had a total annual expenditure of over $100,000 or received consideration thereunder of over $100,000.

(aa)         “Material IP License” means any IP License pursuant to which, in 2004, the Company had a total annual expenditure of over $100,000 or received consideration thereunder of over $100,000 or the termination, cancellation, non-renewal or non-extension of which would result in a Company Material Adverse Effect.

(bb)         “Merger Consideration” means the sum of (i) the Initial Merger Consideration and (ii) the Deferred Merger Consideration.

(cc)         “Option Merger Price” shall be equal to $25.21 per Option Share subject to a Vested Stock Option minus the exercise price of such Option Share pursuant to the applicable Vested Stock Option.

(dd)         “Optionholders” mean holders of the Vested Stock Options, Unvested Stock Options and/or Parent Stock Options.

(ee)         “Option Shares” means the shares of Company Common Stock subject to the Vested Stock Options and the Unvested Stock Options.

(ff)           “Orders” means any orders, judgments, injunctions, awards, decrees or writs handed down, adopted or imposed by any Governmental Entity.

(gg)         “Parent Material Adverse Effect” means any event, change, occurrence, circumstance or development which, individually or together with any one or more other events, changes, occurrences, circumstances or developments has had or could reasonably be expected to have a material adverse effect on the business, assets, properties, liabilities, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries, taken as a whole, or on the ability of Parent to perform its obligations under this Agreement, consummate the transactions contemplated by this Agreement or to obtain the financing necessary for Parent to consummate the transactions contemplated hereby.

(hh)         “Permitted Encumbrance” means any defects in title, exceptions, restrictions, easements, covenants, reservations, encroachments, utility agreements, rights of way and other encumbrances.

(ii)           “Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term shall include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

(jj)           “Public Offering” means the filing of a registration statement with the SEC with respect to a public offering by the Company or any stockholder of the Company of all or any portion of Company Common Stock.

(kk)         “Representatives” means, when used with respect to Parent or the Company, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers, agents and other representatives of Parent or the Company, as applicable, and its Subsidiaries.

(ll)           “Restricted Stock Unit” means a unit issued under the 2004 Stock Incentive Plan of Parent, which shall have the vesting schedule of the Unvested Stock Option for which such Restricted Stock Unit is being used as payment, and as if such Restricted Stock Unit had been held for the same period of time as such Unvested Stock Option had been held.

(mm)       “SEC” means the Securities and Exchange Commission.

(nn)         “Special Committee” means the special committee of independent directors of Parent appointed by Parent effective as of March 21, 2005, authorizing the Special Committee to, among other things, consider the transactions contemplated by this Agreement, as such committee may be reconstituted with the approval of the current members then on the committee.

(oo)         “Software” means computer software programs, including all source code, object code, specifications, databases, designs and documentation related to such programs other than Off-the-Shelf Software.

(pp)         “Subsidiary” means, when used with respect to Parent or the Company, any other Person that Parent or the Company, as applicable, directly or indirectly owns or has the power to vote or control 50% or more of any class or series of capital stock of such Person.

(qq)         “Takeover Proposal” means any proposal or offer relating to (i) a merger, consolidation, share exchange or business combination involving the Company or any of its Subsidiaries, (ii) a sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of 10% or more of the assets of the Company and its Subsidiaries, taken as a whole, (iii) a purchase or sale of shares of capital stock or other securities, in a single transaction or series of related transactions, representing 10% or more of the voting power of the capital stock of Company or any of its Subsidiaries, including by way of a tender offer or exchange offer, (iv) a reorganization, recapitalization, liquidation or dissolution of the Company or any of its Subsidiaries or (v) any other transaction having a similar effect to those described in clauses (i) – (iv), in each case other than the transactions contemplated by this Agreement.

(rr)           “Taxes” means (i) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, and (ii) any transferee liability in respect of any items described in the foregoing clause (i).

(ss)         “Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

(tt)           “Unvested Option Merger Price” means, per share subject to the Unvested Stock Option, the number of Restricted Stock Units of Parent equal in Market Value (assuming each such Unit is the equivalent of one share of Common Stock, no par value, of the Parent) to the sum of (i) $25.21 minus (ii) the exercise price per share of such Unvested Stock Option minus (iii) $.22 per share for fees and expenses as set forth in the Escrow Agreement and the Letter of Transmittal.

(uu)         “Warrant Agreements” means, collectively, the Warrant Agreement, dated as of November 24, 1999, between the Company and Parent; the Warrant Agreement, dated as of October 1, 2001, between the Company and Parent; the Warrant Agreement, dated as of May 3, 2001, between the Company and Parent; and the Warrant Agreement, dated as of September 10, 2001, between the Company and Parent.

(vv)         “WWI Collateral Assignment Agreement” means the second amended and restated collateral assignment and security agreement entered into by the Company in favor of Parent dated as of September 10, 2001.

Section 9.2             Interpretation.  The table of contents and headings in this Agreement are for reference only and shall not affect the meaning or interpretation of this Agreement.  Definitions shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  All references in this Agreement to Articles, Sections and Exhibits shall refer to Articles and Sections of, and Exhibits to, this Agreement unless the context shall require otherwise.  The words “include,” “includes” and “including” shall not be limiting and shall be deemed to be followed by the phrase “without limitation.”  Unless the context shall require otherwise, any agreements, documents, instruments or Laws defined or referred to in this Agreement shall be deemed to mean or refer to such agreements, documents, instruments or Laws as from time to time amended, modified or supplemented, including (a) in the case of agreements, documents or instruments, by waiver or consent and (b) in the case of Laws, by succession of comparable successor statutes.  All references in this Agreement to any particular Law shall be deemed to refer also to any rules and regulations promulgated under that Law.  References to a person also refer to its predecessors and permitted successors and assigns.

Section 9.3             Survival.  The representations and warranties contained in this Agreement or in any instrument delivered under this Agreement shall survive the Effective Time as provided in the Indemnification Agreement.  This Section 9.3 shall not limit any covenant or agreement of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time.

Section 9.4             Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Virginia (the jurisdiction of incorporation of Parent), without regard to the laws that might otherwise govern under applicable principles of conflicts of law, except to the extent that the laws of the State of Delaware mandatorily apply.

Section 9.5             Submission to Jurisdiction.  The parties to this Agreement (a) irrevocably submit to the personal jurisdiction of the United States District Court for the Eastern District of Virginia or, if federal court jurisdiction is not available, to the state courts in Virginia and (b) waive any claim of improper venue or any claim that such court is an inconvenient forum.  The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.7 or in such other manner as may be permitted by applicable Laws, shall be valid and sufficient service thereof.

Section 9.6             WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS

CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.6.

Section 9.7             Notices.  Any notice, request, instruction or other communication under this Agreement shall be in writing and delivered by hand or overnight courier service or by facsimile:

If to Parent or Merger Sub, to:

Weight Watchers International, Inc.
175 Crossway Park West
Woodbury, New York 11797-2055
Facsimile:  (516) 390-1795
Attention:  Robert Hollweg, Vice President,

General Counsel and Secretary

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Facsimile:  (212) 757-3990
Attention:  Judith R. Thoyer, Esq.

If to the Company, to:

WeightWatchers.com, Inc.
888 Seventh Avenue, 8th Floor
New York, New York 10106
Facsimile:  212-315-0709
Attention:  Jeffrey Fiarman, Esq.

with a copy to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
47th Floor
New York, New York 10166-0193
Facsimile:  (212) 351-5316
Attention:  Steven Shoemate, Esq.

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.  Each such communication shall be effective (a) if delivered by hand, when such delivery is made at the address specified in this Section 9.7, (b) if delivered by overnight courier service, the next business day after such communication is sent to the address specified in this Section 9.7, or (c) if delivered by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 9.7 and appropriate confirmation is received.

Section 9.8             Entire Agreement.  This Agreement (including the Exhibits to this Agreement), the Principal Stockholders Agreement, the Redemption Agreement, the Company Disclosure Letter, and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.  No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement.

Section 9.9             No Third-Party Beneficiaries.  Except as provided in Section 5.6 and ARTICLE II, this Agreement is not intended to confer any rights or remedies upon any Person other than the parties to this Agreement.

Section 9.10           Rules of Construction.  The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document shall be construed against the party drafting such agreement or other document.

Section 9.11           Assignment.  This Agreement shall not be assignable by operation of law or otherwise, except that Parent may designate, by written notice to the Company, a Subsidiary that is wholly-owned by Parent to be merged with and into the Company in lieu of Merger Sub, in which event all references in this Agreement to Merger Sub shall be deemed references to such Subsidiary, and in that case, all representations and warranties made in this Agreement with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such Subsidiary as of the date of such designation.

Section 9.12           Remedies.  Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement shall be cumulative with, and not exclusive of, any other remedy contained in this

Agreement, at law or in equity.  The exercise by a party to this Agreement of any one remedy shall not preclude the exercise by it of any other remedy.

Section 9.13           Specific Performance.  The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the United States District Court for the Eastern District of Virginia or, if federal court jurisdiction is not available, to the state courts in Virginia, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.14           Counterparts; Effectiveness.  This Agreement may be executed in any number of counterparts, all of which shall be one and the same agreement.  This Agreement shall become effective when each party to this Agreement shall have received counterparts signed by all of the other parties.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

WEIGHT WATCHERS INTERNATIONAL, INC.

By:	/s/ Linda Huett
	Name:	Linda Huett
	Title:	President and Chief Executive Officer

SCW MERGER SUB, INC.

By:	/s/ Robert W. Hollweg
	Name:	Robert W. Hollweg
	Title:	President and Chief Executive Officer

WEIGHTWATCHERS.COM, INC.

By:	/s/ David P. Kirchhoff
	Name:	David P. Kirchhoff
	Title:	Chief Executive Officer and President

ARTAL LUXEMBOURG S.A.
(Solely for purposes of Article VII and related sections and definitions referred to therein)

By:	/s/ Francoise de Wael
	Name:	Francoise de Wael
	Title:	Managing Director

[Signature page to Merger Agreement]